This announcement contains several forward-looking non-GAAP measures used by management to monitor the Group’s performance. For the non-GAAP information contained in this announcement, no comparable GAAP or IFRS information is available on a forward-looking basis and our forward-looking revenue and other components of the Group’s results, including the revenue generated from Combustibles, cannot be estimated with reasonable certainty due to, among other things, the impact of foreign exchange, pricing and volume, which could be significant, being highly variable. As such, no reconciliations for this forward-looking non-GAAP information are available.

25 July 2024 – Press Release/Interim Results
British American Tobacco p.l.c.
Half-Year Report for the six months to 30 June 2024
Building a Smokeless World
Tadeu Marroco, Chief Executive
“We are Building a Smokeless World. We added 1.4 million consumers (to 26.4 million1) of our Smokeless brands, now accounting for
17.9% of Group revenue, an increase of 1.4 ppts vs FY23.
Our H1 2024 performance is in line with our expectations.
Focusing on 'Quality Growth' is delivering better returns on more targeted investments across all three New Categories.
We welcome the FDA’s marketing authorisation for our Vuse Alto device and tobacco flavour consumables, demonstrating that marketing these products are appropriate for the protection of public health. However, the continued lack of enforcement against illicit single-use vapour products in the U.S., compounded by the sale of our businesses in Russia and Belarus in 2023, means that New
Category revenue is likely to be below our £5 billion ambition in 2025.
Combustibles in AME and APMEA delivered solid volume share growth. These were offset by the U.S. where, driven by our commercial investment, volume share is showing signs of recovery and the rate of value share decline has sequentially improved, led by premium.
However, U.S. Combustibles industry volumes remain under pressure, largely driven by macro headwinds and the continued lack of effective enforcement against illicit single-use vapour products.
While there is more to do, we are making good progress and I am encouraged that our New Category launches and our first-half investments to strengthen our U.S. Combustibles portfolio are gaining traction. Together with the expected unwind of U.S. wholesaler inventory movements, I am confident this will drive an acceleration in our second-half performance.
BAT is a highly cash generative business, and we are committed to continuing to reward shareholders with strong cash returns. We have made progress in enhancing financial flexibility, enabling the initiation of a sustainable share buy-back programme."
Half-Year Summary
–Reported revenue down 8.2% (-3.7% at constant FX), driven by the sale of businesses in Russia and Belarus in September 2023 and translational FX headwinds
–Organic revenue down 0.8% at constant rates, mainly due to investment in U.S. commercial actions and negative impact of wholesaler inventory movements
–New Categories revenue down 0.4%; on an organic constant rate basis it was up 7.4%
–Expected H2 acceleration, driven by the roll-out of product innovations, our U.S. commercial actions gaining traction in the first-half of 2024 and the unwind of wholesaler inventory movements
–Revenue from Smokeless products now 17.9% of Group revenue, up 1.4 ppts vs FY23
–Robust Combustibles pricing - AME and APMEA volume and value share gains offset by the U.S.
–Reported profit from operations down 28.3% (with reported operating margin down 9.7 ppts to 34.5%), driven by higher amortisation charges related to U.S. Combustibles brands and lapping comparator inclusive of Russia and Belarus
–Adjusted organic profit from operations down 0.9% at constant FX, adjusted organic operating margin flat at 44.9%
–Reported diluted EPS up 13.8% to 200.3p largely due to one-off credits related to ITC monetisation and net finance costs
–Adjusted organic diluted EPS up 1.3% at constant FX
–Partial monetisation of ITC stake enabled the initiation of a sustainable share buy-back programme, with £700m in 2024 and £900m in 2025

Performance highlights	Reported		Adjusted[2]		Adjusted Organic[3]
For six months to 30 June 2024	Current	vs 2023	Current	vs 2023	vs 2023
	rates	(current)	rates	(constant)	(constant)

Cigarette and HP volume share		+30 bps
Cigarette and HP value share		-20 bps
Consumers of Smokeless products[1]	26.4m	+1.4m
Revenue (£m)	£12,340m	-8.2%	£12,340m	-3.7%	-0.8%
Revenue from New Categories (£m)	£1,651m	-0.4%	£1,651m	+3.1%	+7.4%
Profit from operations (£m)	£4,258m	-28.3%	£5,564m	-3.5%	-0.9%
Operating margin (%)	34.5%	-9.7 ppts	45.1%	+10 bps	flat
Diluted EPS (pence)	200.3p	+13.8%	169.3p	-2.1%	+1.3%
Net cash generated from operating activities (£m)	£3,165m	-6.2%
Borrowings[4] (£m)	£40,158m	-4.8%
The use of non-GAAP measures, including adjusting items and constant currencies, are further discussed from page 48, with reconciliation from the most comparable IFRS measure provided.
Notes:
1. Internal estimate, see page 42 for a discussion on the revision to prior estimates. 2. See page 27 for discussion on adjusting items. 3. Organic measures exclude the performance of businesses sold (including the Group's Russian and Belarusian businesses) or acquired, or that have an enduring structural change impacting performance that may significantly affect the users' understanding of the Group's performance in the current and comparator periods to ensure like-for-like assessment across all periods. 4. Includes lease liabilities.
Exhibit 1

Group Operating Review
Total Group volume and revenue
Prior year data is provided in the tables on pages 47 and 49

For six months to 30 June 2024	Volume			Revenue
	Reported		Organic	Reported					Organic
				Current		Exchange	Constant		Constant
	Unit	vs 2023	vs 2023	£m	vs 2023	£m	£m	vs 2023		vs 2023
New Categories				1,651	-0.4%	58	1,709	+3.1%		+7.4%
Vapour (units mn)	290	-9.0%	-9.0%	869	+0.3%	20	889	+2.6%		+2.6%
HP (sticks bn)	9.9	-17.8%	-1.0%	441	-19.9%	28	469	-14.7%		-4.0%
Modern Oral (pouches mn)	3,522	+50.0%	+52.4%	341	+41.9%	10	351	+46.2%		+48.7%
Traditional Oral (stick eq bn)	3.1	-6.6%	-6.6%	555	-2.7%	14	569	-0.3%		-0.3%
Total Smokeless				2,206	-1.0%	72	2,278	+2.3%		+5.4%
Cigarettes (sticks bn)	250	-12.5%	-6.8%
OTP incl RYO/MYO (stick eq bn)	6	-12.6%	-12.6%
Total Combustibles	256	-12.5%	-6.9%	9,856	-10.1%	513	10,369	-5.5%		-2.6%
Other				278	+12.8%	19	297	+20.9%		+21.9%
Total				12,340	-8.2%	604	12,944	-3.7%		-0.8%
Cigarettes and HP (sticks bn)	260	-12.7%	-6.6%
Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
Movement in Revenue
Reported revenue decreased 8.2% to £12,340 million, largely due to:
–The sale of the Group's businesses in Russia and Belarus in the second half of 2023, with £385 million revenue included in the prior year;
–Lower organic Combustibles volume (down 6.9%) largely due to the challenging Combustibles market and inventory movements in the U.S.
combined with the negative impact of the supply chain disruption in Sudan and the headwind on revenue as the Group exited a number of markets in APMEA (largely in Africa); and
–A translational foreign exchange headwind of 4.5%.
These more than offset the continued growth of New Categories, with revenue up 7.4% on an organic, constant rates basis. Our New
Categories performance is expected to be weighted to the second half of 2024, driven by the phasing of innovation launches.
Group cigarette volume share grew 30 bps, with value share down 10 bps with gains in AME and APMEA offset by the U.S.
The following analysis is on an organic, constant currency basis, which we believe reflects the operational performance of the Group:
–In the U.S., revenue declined 6.7%, driven by lower Combustibles volume (down 13.7%) with the market down 10.0% due to the continued macro-economic pressures on consumer spending and lack of enforcement against illicit single-use vapour products. Our performance was further impacted by the investment in our commercial actions and related phasing of wholesaler inventory movements, which is expected to fully unwind by the year-end. In Vapour, we maintained value share leadership of closed systems consumables in tracked channels, despite a decline of 1.1 ppts to 51.2%. The growth of illicit single-use vapes continues to negatively impact the legal market with industry volumes in rechargeable closed systems down c. 9% in the first half of the year. Despite this,
Vuse delivered revenue in line with the prior year as pricing (+8.0%) offset lower consumables volume (down 8.1%);
–In AME, revenue grew 5.4%, driven by robust Combustibles pricing (with organic price/mix of +5.9%) and further growth in New
Categories (up 15.8%), notably in Modern Oral; and
–In APMEA, revenue was up 1.8%, as growth in Pakistan, Indonesia, New Zealand, Nigeria and across the Gulf Cooperation Council
(GCC) more than offset Australia (due to lower volume and the growth of illicit trade), Japan (where revenue declined in HP as we lapped a strong comparator following the price repositioning in 2023) and Sudan (driven by the supply chain disruption due to the ongoing conflict in that country).
Please refer to pages 6 to 7 for a further discussion on the performance by category and pages 8 to 10 for discussion on regional performance.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Group Operating Review
Continued
Profit from operations, operating margin
Reconciliation of profit from operations and operating margin, to adjusted profit from operations at constant rates of exchange

For six months to 30 June 2024	Reported		Adj.	Exchange	Adjusted		Adjusted Organic
	Current				Constant		Constant
	£m	vs 2023	£m	£m	£m	vs 2023		vs 2023
Profit from Operations (PfO)	4,258	-28.3%	1,306	245	5,809	-3.5%		-0.9%
Operating Margin	34.5%	-9.7 ppts			44.9%	+10 bps		flat

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
Profit from operations and operating margin
Profit from operations on a reported basis was down 28.3% to £4,258 million, with reported operating margin down 9.7 ppts to 34.5%, due to:
–Higher amortisation and impairment charges recognised of £1,362 million (30 June 2023: £192 million) following the decision to commence amortising the U.S. acquired Combustibles brands from 1 January 2024 combined with additional impairment charges recognised in respect of Camel Snus reflecting the ongoing market dynamics;
–The sale, in the second half of 2023, of the Group's businesses in Russia and Belarus which had contributed £160 million to the Group's profit from operations in the first half of 2023;
–The continued investment in commercial plans in the U.S., including the related phasing of wholesaler inventory movements, which is expected to fully unwind by the year-end;
–High single digit inflation on our cost of sales (mainly related to leaf which we expect to ease in the second half of the year), with a transactional foreign exchange headwind of 2% on profit from operations; and
–A translational foreign exchange headwind of £245 million due to the relative strength of sterling against the Group's operating currencies.
These more than offset an improvement in New Categories performance.
The following analysis is on an organic, adjusted constant currency basis, which we believe reflects the operational performance of the
Group:
–In the U.S., adjusted profit from operations was lower than HY23 (down 5.1% to £3,135 million), driven by the lower volume in
Combustibles (described earlier) and associated decline in revenue, combined with the investment in commercial plans including the related wholesaler inventory movements; this was partly offset by ongoing efficiency initiatives;
–In AME, adjusted profit from operations increased 5.3%, driven by the UK, Türkiye, Mexico and Romania more than offsetting reductions in Brazil and Canada; and
–In APMEA, adjusted profit from operations increased 3.8%, driven by Japan, Indonesia, New Zealand and Sri Lanka which more than offset a decline in Australia and supply chain disruptions in Sudan.
In aggregate, adjusted organic profit from operations at constant rates was down 0.9%, with adjusted organic operating margin flat at
44.9% at constant rates of exchange.
For a full discussion on the performance by region, please see pages 8 to 10.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Group Operating Review
Continued
Earnings per share
Basic earnings per share were up 13.9% to 201.1p (30 June 2023: 176.6p) driven by:
–A gain of £1,361 million recognised in respect of the partial sale of the Group's investment in ITC (see page 29); and
–A credit of £590 million related to the debt liability management exercise undertaken in the first half of 2024 (see page 29).
These more than offset the reduction in profit from operations (largely in respect of higher amortisation and impairment charges and due to the sale, in the second half of 2023, of the Group's businesses in Russia and Belarus) discussed earlier.
Basic earnings per share were also positively impacted by the reduction in the number of shares due to the 2024 share buy-back programme, under which 15,189,762 ordinary shares have been repurchased in the six months ended 30 June 2024.
Before adjusting items and including the dilutive effect of employee share schemes, adjusted diluted earnings per share declined 6.8% to
169.3p (30 June 2023: 181.6p).
Excluding the impact of the sale of the Group's businesses in Russia and Belarus and before the impact of  translational foreign exchange, on an organic basis, adjusted diluted earnings per share were 1.3% higher at 177.7p. For a full reconciliation of diluted earnings per share to adjusted diluted earnings per share, at constant rates, see page 53.
Enhancing financial flexibility
Cash flow is typically weighted to the second half, mainly due to timing of Master Settlement Agreement ("MSA") payments and leaf purchases.
Liquidity remains strong with average debt maturity of 9.2 years, and a fixed debt profile of 84% and close currency matching. The Group continues to maintain investment-grade credit ratings, with ratings from Moody’s, S&P and Fitch at Baa2 (positive outlook), BBB+ (stable outlook) and BBB+ (stable outlook), respectively. The Group expects gross capital expenditure in 2024 to increase to approximately
£600 million, mainly related to the ongoing investments to expand our New Categories portfolio and enhancements to our Modern Oral capacity.
Our active capital allocation framework considers the continued investment in our transformation, the macro-environment, and potential future litigation and regulatory outcomes.
We understand the importance of cash returns to shareholders, and remain committed to our progressive dividend based upon 65% of long-term sustainable earnings. Furthermore, in March 2024, we completed the monetisation of a portion of our ITC stake (lowering our holding from 29.02% (31 December 2023) to 25.49% at 30 June 2024), enabling the initiation of a sustainable share buy-back, starting with £700m in 2024 and £900m in 2025.
However, we are aware of and recognise future uncertainty surrounding a number of ongoing litigation and regulatory challenges:
–with respect to the Franked Investment Income Group Litigation order (described on page 37): we have agreed to repay £0.8 billion to
HMRC (being the difference between the amounts received (£0.9 billion net of tax) plus accrued interest, and the amount determined in the July 2021 judgment (£0.3 billion)). This will be paid in instalments with £50 million payable in 2024 (as previously disclosed),
£479 million in 2025, £222 million in 2026 and £43 million in 2027. We continue to believe we have strong evidential based arguments to support our remaining claim; and
–in Canada, the confidential CCAA mediation process is still ongoing and the outcome remains uncertain. At 30 June 2024, Canada had a balance of £1,972 million related to restricted cash and cash equivalents and £445 million related to investments held at fair value.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

On Track for Full-Year 2024 Guidance
–Global tobacco industry volume expected to be down c.2% with continued weakness in U.S., France and Sudan, offset by an improving outlook in Türkiye and Mexico.
–Low-single figure organic constant currency revenue growth.
–Low-single figure organic adjusted profit from operations growth, including a c.2% transactional FX headwind.
–Net finance costs now expected to be around £1.7 billion, subject to FX and interest rate volatility.
–Gross capital expenditure in 2024 of approximately £600 million.
Enquiries

For more information, please contact Investor Relations: Victoria Buxton +44 (0)20 7845 2012 Amy Chamberlain +44 (0)20 7845 1124 John Harney+44 (0)20 7845 1263 Jane Henderson +44 (0)20 7845 1117 BAT IR Team	Press Office: +44 (0)20 7845 2888 | @BATplc BAT Media Team

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Category Performance Review
Please see page 49 for a full reconciliation to constant currency and organic metrics, including prior year data.
All references to volume share or value share movement in the following discussion are compared to FY 2023. See page 41 for a discussion on the use of this measure.
Our products as sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

For six months to 30 June 2024	Volume			Revenue
	Reported		Organic	Reported					Organic
				Current		Exchange	Constant		Constant
	Unit	vs 2023	vs 2023	£m	vs 2023	£m	£m	vs 2023		vs 2023
New Categories				1,651	-0.4%	58	1,709	+3.1%		+7.4%
Vapour (units mn)	290	-9.0%	-9.0%	869	+0.3%	20	889	+2.6%		+2.6%
HP (sticks bn)	9.9	-17.8%	-1.0%	441	-19.9%	28	469	-14.7%		-4.0%
Modern Oral (pouches mn)	3,522	+50.0%	+52.4%	341	+41.9%	10	351	+46.2%		+48.7%

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
Vapour – Maintained global value share* leadership, and APMEA growing strongly
–Maintained value share leadership in Top Vapour markets** at 40.9%, down 50 bps with gains in Europe offset by the U.S. and Canada.
–Vapour reported revenue up 0.3%, and 2.6% (at constant rates), as pricing more than offset 9.0% decline in volume.
–Strong pipeline of innovation launched in May, expected to drive accelerated growth in the second half.
Group Vapour revenue was up 0.3% to £869 million, or 2.6% at constant rates of exchange, as pricing more than offset lower volume
(down 9.0% vs H1 2023) driven by the U.S. and Canada.
In the U.S., the world's largest Vapour market, Vuse maintained value share leadership (of closed system consumables and single-use vapour in tracked channels) at 51.2%, down 1.1 ppts. Volume was down 8.1%, in a market that was down c.9%, negatively impacted by the continued
growth of illicit single-use vapes. This was largely offset by pricing (+8.0%), with revenue down 2.6%, or 0.1% on a constant currency basis.
We continue to call for more appropriate regulation and enforcement to tackle illicit products in the category, and we welcome signs of increasing action, including the:
–Creation of Federal Multi-Agency Task Force, including Department of Justice and Federal Trade Commission;
–Implementation of vapour directories in 3 states with an additional 10 states having passed vapour directory and enforcement legislation to date in 2024; and
–Encouraging early signs of illicit products volume decline in Louisiana, the first state to implement a vapour directory and enforcement legislation in October 2023, with Vuse Alto capturing the majority of the volume outflow back into the legal segment.
In AME, revenue declined 0.5%, but was up 0.7% on a constant currency basis as growth in Italy, Spain, Romania and Mexico more than offset lower revenue in Canada, driven by a reduction in volume following the flavour ban in Quebec and the lack of enforcement against illegal flavoured vapour products, leading to a reduction in total volume (down 16.3%). Our value share leadership in the Top AME markets was maintained at 32.2% with gains in our Top European markets offset by value share loss in Canada.
In APMEA, total Vapour consumables volume grew 40.0%, with revenue up 41.1%, or 48.4% on a constant currency basis, driven by our geographical expansion into South Korea coupled with strong growth in New Zealand and Indonesia.
In May 2024, we launched Vuse Go 2.0, with upgraded heating technology enabling our entry into pen and box formats in 11 markets.
Vuse Go 2.0 also has a device lock and removable battery, addressing key sustainability and safety concerns. In addition, in May 2024, we launched Vuse Go Reload, a rechargeable disposable style device with a device lock, together with upgraded consumables in 8 markets, with further market roll-outs for both new devices and consumables planned for the second half of the year.
*Based on Vuse estimated value share in measured retail for Vapour (i.e., value share of rechargeable closed systems consumables and disposables sales in retail) in the Top global markets**.
**Top Vapour markets are defined as the Top markets by industry revenue, being the U.S., Canada, France, the UK, Spain, Poland and Germany. These Top markets account for c.90% of total industry vapour revenue (rechargeable closed systems consumables and disposables in tracked channels) in 2023.
Heated Products (HP) – Innovation pipeline driving early volume share recovery
–glo: sequential volume share improvement since December 2023 in Top HP markets***, while volume share declined 20 bps to 16.8% vs FY2023.
–Encouraging early consumer response to our new glo Hyper system innovations with Hyper Pro device and improved consumables.
–glo Hyper Pro already launched in 32 markets with premium price positioning.
–veo (our range of herbal products for heating with glo Hyper pro) launched in 19 markets, strongly outperforming competing products.
Total HP revenue was down 19.9%, or 14.7% at constant rates of exchange (or down 4.0% on an organic basis). Consumables volume declined by 17.8%, or 1.0% on an organic basis, impacted by pipeline build at the end of 2023 in certain AME markets ahead of the ban on flavoured tobacco heated consumables. glo has started to deliver sequential category volume share improvement since December 2023 in Top HP markets. This improvement has been driven by the encouraging consumer response to our new innovations glo Hyper Pro, with enhanced consumables, and our tobacco-free consumables range veo.
As part of our enhanced innovation pipeline, glo Hyper Pro has a distinctive EasyView screen with HeatBoost technology, with premium price positioning. Through this and our new enhanced consumables, glo's category volume share in Japan and Italy has stabilised since
January 2024. With the majority of our roll-outs now completed, we expect this performance momentum to continue in the second half of 2024 and drive an acceleration in our performance.
In AME, volume was down 31.8%, driven by the sale of the Group's businesses in Russia and Belarus, with revenue down 17.5%. On an organic basis, volume was up 2.2%, with revenue growth of 6.8% at constant currency, driven by strong performances in Poland,
Germany, Romania and Spain, further portfolio price laddering and volume share gains in Top HP markets.
In APMEA, volume was down 3.1%. Revenue was down 22.4%, or 13.1% at constant currency, against a strong comparator impacted by price repositioning in Japan in mid-2023.
***Top HP markets are defined as the Top markets by industry revenue. Top markets are Japan, South Korea, Italy, Germany, Greece, Hungary, Poland, Romania and the Czech Republic.
These Top markets account for c.80% of total industry HP revenue in 2023.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Category Performance Review
Continued
Modern Oral – Strong growth and continued AME leadership
–Modern Oral reported revenue up 41.9%, or 46.2% at constant rates, with volume growth of 50.0%.
–BAT's volume share in Top markets* up 1.1 ppts to 10.6% of Total Oral and up 30 bps to 27.4% of Modern Oral.
–AME leadership position maintained, including Sweden where BAT is leading the Modern Oral category with 57.4% market share.
–Strong volume and revenue growth in the U.S. following the national roll-out of refreshed Velo brand expression.
–Emerging market opportunities, illustrated by strong volume growth in Pakistan (+50.0%) and South Africa (+261%).
Modern Oral is the fastest growing New Category and its global footprint continues to develop quickly.
We continue to advocate for science-based regulation of the category. In April 2024, we published the findings of a four-year Velo research study, which support the reduced-risk potential of our oral nicotine pouches compared to traditional tobacco products.
In the U.S., volume grew 226%, with volume share up 50 bps to 5.0%. Revenue was up 117% (or 122% at constant rates), driven by the traction of our refreshed Velo brand expression, partly offset by returns of the previous product. While we continue to await the outcome of our PMTA submission for our Velo product, we are encouraged by results from the phased roll-out with 14.5% volume share in our first pilot in New York, up 3.9 ppts. In addition, utilising our insights regarding consumers of Traditional Oral using Modern Oral and following positive testing, we started to roll out Grizzly Modern Oral nationally in the U.S. in June 2024.
In AME, we are category leaders, with 64.7% volume share of the Modern Oral category (down 10 bps) and lead in 20 Modern Oral markets, with volume growth of 43.0% and revenue up 44.1% at constant rates. This reflects the strength of our position in both established oral markets like Sweden, Denmark and Norway, and also our strong momentum in markets that are more recent adopters of Modern Oral, such as the UK and Poland. As the Modern Oral category continues to grow and becomes more established in AME, we continue to see strong growth in the Nordics. In Sweden, Velo is still the largest of any snus or Modern Oral nicotine pouch brand.**
In APMEA, our volume grew 32.6% and our revenue grew 15.6% (or 23.6% at constant rates), fuelled by robust growth from Global Travel
Retail and continued strong Emerging Market volume performances in Pakistan (up 50.0%) and South Africa (up 261%).
*Top Oral and Modern Oral markets are defined as the Top markets by industry revenue, being the U.S., Sweden,  Denmark, Norway, Switzerland, UK and Poland, accounting for c.90% of total industry Modern Oral revenue in 2023.
**Source: Kantar New Category Tracker.
Combustibles
–Group volume share up 30 bps in Top cigarette markets*, led by AME (up 30 bps) and APMEA (up 70 bps) and partly offset by the
U.S. (10 bps down).
–Group value share down 10 bps in Top cigarette markets, with gains in AME and APMEA offset by geographic mix and the implementation of U.S. commercial plans.
–U.S. volume share down 10 bps and value share down 30 bps vs 2023 with sequential improvement vs. FY2023 driven by premium.
Group cigarette volume was down 12.5% to 250 billion sticks (30 June 2023: 286 billion sticks) as volume growth in Türkiye, Brazil,
Pakistan and Indonesia was more than offset by lower volume in the U.S., Vietnam, Azerbaijan, Chile and Bangladesh, and the supply chain disruption in Sudan, market exits in APMEA (notably in Africa) while also reflecting the sale of our businesses in Russia and Belarus.
On an organic basis, this was a decline of 6.8%.
In the U.S., cigarette volume declined 13.7%, compared to an industry which was down 10.0%, largely due to macro-economic pressures impacting consumer behaviour and the increase of solus-usage of alternative nicotine products, driven by the growth of illicit single-use
Vapour products. In addition, our volume decline was impacted by the phasing of wholesaler inventory movements (2%) related to our commercial actions. The majority of these previously announced commercial initiatives have now been completed and are gaining traction, including:
–Strong performance of Newport soft-pack in key investment states which, together with further volume and value share gains in
Natural American Spirit, has driven our volume share of the premium segment up 40 bps; and
–Lucky Strike continues to grow volume and value, maintaining its position as the fastest growing Combustibles brand in the U.S.
Revenue from Combustibles was down 10.1% to £9,856 million (30 June 2023: £10,967 million) due to the decline in volume (in part due to the sale of our businesses in Russia and Belarus in 2023) and a translational foreign exchange headwind. Organic revenue declined 2.6%
at constant rates of exchange basis.
Strong pricing notably in Brazil, Pakistan, Türkiye and Germany, more than offset negative geographic mix (driven by the U.S.) and lower pricing in Canada, with an overall organic price/mix of 4.3%.
*Top cigarette markets are defined as the Top cigarette markets by industry revenue, being the U.S., Japan, Bangladesh, Brazil, Germany, Pakistan, Mexico and Romania, accounting for c.65% of total industry cigarettes revenue in 2023.
Traditional Oral
Group volume declined 6.6% to 3.1 billion stick equivalents. Total revenue was £555 million (30 June 2023: £571 million), down 2.7% or
0.3% at constant rates. Continued strong pricing in the U.S. drove Group price/mix of 6.3%. This was more than offset by the reduction in volume in both AME (down 7.9%) and the U.S. (down 6.4%) in the first half of 2024.
In the U.S. (which accounts for 97% of the Group's revenue from the category), revenue declined 0.4% (at constant rates of exchange) as pricing was more than offset by the volume decline. This was largely due to continued strong macro-economic headwinds and the accelerated cross-category use of Modern Oral. Value share in Traditional Oral decreased 60 bps, with volume share down 40 bps.
Beyond Nicotine
BTV has completed 25 investments since its launch in 2020 and continues to invest in innovative, consumer-led brands, new sciences and technologies.
The Group has continued its exploration of Beyond Nicotine, with our functional shot brand Ryde. Following successful pilot launches, we are commencing national roll-outs in Australia and Canada.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Regional Review
The performances of the regions are discussed below. The following discussion is based upon the Group’s internal reporting structure.
All references to volume share or value share movement in the following discussion are compared to FY 2023. See page 41 for a discussion on the use of these measures. Our products as sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.
United States (U.S.):
–Vuse maintained value share leadership in tracked channels - despite a 2.6% decline in revenue, being a decrease of 0.1% at constant rates of exchange, driven by lower volume due to the continued impact of illicit single-use vapour products.
–Combustibles volume down, driven by macro-economic pressures continuing to impact consumer affordability, our investment in commercial plans, the negative impact of wholesaler inventory movements and the continued growth of illicit single-use vapour products.
–Grizzly Modern Oral commenced national roll-out in H1 2024.
Volume/Revenue
Please see page 49 for a full reconciliation to constant currency and organic metrics, including prior year data.

For six months to 30 June 2024	Volume			Revenue
	Reported		Organic	Reported					Organic
				Current		Exchange	Constant		Constant
	Unit	vs 2023	vs 2023	£m	vs 2023	£m	£m	vs 2023		vs 2023
New Categories				529	-0.3%	13	542	+2.2%		+2.2%
Vapour (units mn)	142	-8.1%	-8.1%	507	-2.6%	13	520	-0.1%		-0.1%
HP (sticks bn)	—	—%	—%	—	—%	—	—	—%		—%
Modern Oral (pouches mn)	365	+226%	+226%	22	+117%	—	22	+122%		+122%
Traditional Oral (stick eq bn)	2.7	-6.4%	-6.4%	537	-2.9%	13	550	-0.4%		-0.4%
Total Smokeless				1,066	-1.6%	26	1,092	+0.9%		+0.9%
Total Combustibles	22	-13.7%	-13.7%	4,281	-10.8%	109	4,390	-8.5%		-8.5%
Other				31	+14.2%	1	32	+17.8%		+17.8%
Total				5,378	-9.0%	136	5,514	-6.7%		-6.7%

Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
Reported revenue decreased 9.0%, driven by the translational foreign exchange headwind and lower Combustibles volume.
Smokeless now represents 19.8% of total revenue.
On a constant currency basis (excluding translational foreign exchange), which we believe reflects the operational performance, revenue declined 6.7%. This was driven by the relative performance in:
–Vapour, where the U.S. is the world's largest Vapour market. Vuse maintained leadership in value share (of Vapour closed systems consumables in tracked channels) despite a decline in value share of 1.1 ppts to 51.2%. Revenue was marginally lower, down 0.1%, as pricing (+8.0%) was offset by an 8.1% decline in consumables volume due to the continued impact of illicit single-use vapes which we estimate to be more than 50% of the total Vapour market. We welcome the 3 states that have implemented vapour directories and the additional 10 states that have passed vapour directory and enforcement legislation in 2024. We are encouraged by the illicit volume decline in Louisiana following the implementation of legislation, with Vuse Alto capturing the majority of volume flowing back to the legal segment;
–Modern Oral revenue increased 122%, driven by higher volume (up 226%) following the roll-out of the refreshed Velo brand expression and as we commenced the national roll-out of Grizzly Modern Oral - building on the growing trend of Traditional Oral consumers moving to Modern Oral;
–Traditional Oral revenue declined 0.4%, as pricing was more than offset by lower volume (down 6.4%) due to the continued strong macro-economic headwinds and the accelerated cross-category use of Modern Oral category; and
–Combustibles revenue declined 8.5%, driven by a reduction in volume of 13.7%, with the industry volume down 10.0%. This was largely due to the growth of illicit single-use vapour products, weak U.S. macro-economic environment and the deployment of our commercial plans including the phasing of wholesaler inventory (which is expected to fully unwind in the second half of 2024). Our commercial plans are gaining traction, with:
–Premium volume share up 40 bps, driven by Newport soft-pack and Natural American Spirit; and
–A good performance from Lucky Strike as the deep discount segment growth stabilised, benefiting the value for money segment.
Combustibles volume share was down 10 bps with value share down 30 bps as affordability pressures on consumers impacted the
Group’s more premium-skewed portfolio.
Profit from operations and operating margin
Please see page 47 for a full reconciliation to constant currency and organic metrics, including prior year data.

For six months to 30 June 2024	Reported		Adj.	Exchange	Adjusted		Adjusted Organic
	Current				Constant		Constant
	£m	vs 2023	£m	£m	£m	vs 2023		vs 2023
Profit from Operations	1,775	-44.0%	1,278	82	3,135	-5.1%		-5.1%
Operating Margin	33.0%	-20.6 ppts			56.9%	100 bps		100 bps
Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
Reported profit from operations declined by 44.0%, largely due to the amortisation charges of £721 million following the decision to commence amortising the acquired U.S Combustibles brands from 1 January 2024 and an impairment charge of £472 million in respect of Camel Snus (see page 27). This was partly offset by the recognition of net income of £132 million in connection with the settlement of historical litigation in respect of the Fox River (see page 36). Accordingly, reported operating margin was down 20.6 ppts to 33.0%.
Excluding adjusting items (largely in respect of amortisation, impairment and the Fox River) and a translational foreign exchange headwind of £82 million, our performance was negatively impacted by the decline in Combustibles volume (described above). Adjusted profit from operations, at constant rates of exchange (which excludes the impact of adjusting items and translational foreign exchange)
was down 5.1% to £3,135 million.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Regional Review
Continued
Americas and Europe (AME):
–Resilient Combustibles performance driven by pricing.
–Combustibles volume share up 30 bps and value share up 20 bps.
Volume/Revenue
Please see page 50 for a full reconciliation to constant currency and organic metrics, including prior year data.

For six months to 30 June 2024	Volume			Revenue
	Reported		Organic	Reported					Organic
				Current		Exchange	Constant		Constant
	Unit	vs 2023	vs 2023	£m	vs 2023	£m	£m	vs 2023		vs 2023
New Categories				839	+4.4%	16	855	+6.3%		+15.8%
Vapour (units mn)	122	-16.3%	-16.3%	301	-0.5%	4	305	+0.7%		+0.7%
HP (sticks bn)	4.2	-31.8%	+2.2%	235	-17.5%	4	239	-16.3%		+6.8%
Modern Oral (pouches mn)	2,656	+43.0%	+45.8%	303	+40.1%	8	311	+44.1%		+47.0%
Traditional Oral (stick eq bn)	0.4	-7.9%	-7.9%	18	+0.7%	1	19	+3.7%		+3.7%
Total Smokeless				857	+4.3%	17	874	+6.3%		+15.5%
Total Combustibles	120	-14.9%	-2.9%	3,334	-10.7%	184	3,518	-5.8%		+3.0%
Other				185	+6.3%	3	188	+8.6%		+9.9%
Total				4,376	-7.5%	204	4,580	-3.2%		+5.4%
Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
Reported revenue was down 7.5% at current rates due to the sale of the Group's businesses in Russia and Belarus in the second half of
2023, combined with a translational foreign exchange headwind of 4.3%. These more than offset a robust organic growth from
Combustibles (up 3.0%) and New Categories (up 15.8%).
Smokeless now represents 19.6% of total revenue.
On an organic, constant currency basis (excluding translational foreign exchange), which we believe reflects the operational performance, revenue increased by 5.4% to £4,580 million, driven by:
–Higher revenue from Combustibles (up 3.0%), largely driven by robust pricing across the region (notably in Germany and Brazil) coupled with volume performance in Türkiye, Mexico and Brazil, which more than offset a reduction in revenue in Canada;
–Continued growth in Vapour revenue (up 0.7%), largely due to the performance of Vuse in Italy, Spain, Romania and Mexico, which more than offset lower revenue in Canada, driven by a reduction in volume following the flavour ban in Quebec and lack of effective enforcement;
–HP (up 6.8%), as revenue was higher in Poland followed by Germany, Romania and Spain (partly offset by reductions in the Czech
Republic), driven by the roll-out of glo Hyper Pro and other consumables initiatives such as Veo.
–Modern Oral revenue growth of 47.0%, driven by Sweden, the UK, Norway, Austria, Poland and Canada, with the latter driven by the launch of our nicotine replacement therapy product, Zonnic.
Profit from operations and operating margin
Please see page 47 for a full reconciliation to constant currency and organic metrics, including prior year data.

For six months to 30 June 2024	Reported		Adj.	Exchange	Adjusted		Adjusted Organic
	Current				Constant		Constant
	£m	vs 2023	£m	£m	£m	vs 2023		vs 2023
Profit from Operations	1,473	-16.6%	14	80	1,567	-4.9%		+5.3%
Operating Margin	33.7%	-3.7 ppts			34.2%	-60 bps		flat
Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
Reported profit from operations declined by 16.6% due to the sale of the Group's businesses in Russia and Belarus in the second half of
2023, while 2023 also benefited from the settlement of a tax dispute in Brazil (£160 million) that did not repeat. H1 2024 was also impacted by a translational foreign exchange headwind.
Excluding the impact of foreign exchange, adjusting items and on an organic basis, adjusted profit from operations was up 5.3% to
£1,567 million, driven by an improved financial performance in:
–Romania, due to pricing in Combustibles;
–Türkiye, due to the revenue performance in Combustibles;
–Mexico, due to the robust volume performance in Combustibles; and
–An improving financial performance across our New Categories, specifically in the UK (in Vapour and Modern Oral), Germany (HP),
Poland (HP), Sweden (Modern Oral) and Switzerland (across all New Categories).
These increases more than offset lower adjusted profit from operations in Canada (largely due to the reduction in revenue).

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Regional Review
Continued
Asia-Pacific, Middle East and Africa (APMEA):
–Robust Combustibles performance led by pricing, which more than offset lower volume (partly due to market exits, notably in Africa).
–Combustibles value share up 20 bps with volume share up 70 bps, driven by Bangladesh and Pakistan.
Volume/Revenue
Please see page 50 for a full reconciliation to constant currency and organic metrics, including prior year data.

For six months to 30 June 2024	Volume			Revenue
	Reported		Organic	Reported					Organic
				Current		Exchange	Constant		Constant
	Unit	vs 2023	vs 2023	£m	vs 2023	£m	£m	vs 2023		vs 2023
New Categories				283	-12.2%	29	312	-3.3%		-3.3%
Vapour (units mn)	26	+40.0%	+40.0%	61	+41.1%	3	64	+48.4%		+48.4%
HP (sticks bn)	5.7	-3.1%	-3.1%	206	-22.4%	24	230	-13.1%		-13.1%
Modern Oral (pouches mn)	501	+32.6%	+32.6%	16	+15.6%	2	18	+23.6%		+23.6%
Traditional Oral (stick eq bn)	—	—%	—%	—	—%	—	—	—%		—%
Total Smokeless				283	-12.2%	29	312	-3.3%		-3.3%
Total Combustibles	114	-9.5%	-9.5%	2,241	-7.9%	220	2,461	+1.2%		+1.2%
Other				62	+37.0%	15	77	+70.1%		+70.1%
Total				2,586	-7.7%	264	2,850	+1.8%		+1.8%
Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
Reported revenue declined 7.7% due to a translational foreign exchange headwind. Constant currency revenue was 1.8% higher, as growth in Pakistan, Indonesia, New Zealand, Nigeria, Sri Lanka and across the GCC more than offset lower revenue in Australia (driven by lower industry volume in part due to the growth of illicit trade in Combustibles and Vapour), Japan (where revenue declined in HP due to the price repositioning in mid-2023) and due to supply chain disruptions in Sudan due to the ongoing conflict.
Smokeless now represents 10.9% of total revenue.
On a constant currency basis (excluding translational foreign exchange), which we believe reflects the operational performance, New
Categories decreased by 3.3%, driven by a reduction in HP in Japan, following the price repositioning in mid-2023. This more than offset higher revenue in:
–Vapour, driven by geographical expansion into South Korea coupled with strong growth in New Zealand and Indonesia; and
–Modern Oral, due to continued strong volume performance in Pakistan and within Global Travel Retail.
Profit from operations and operating margin
Please see page 47 for a full reconciliation to constant currency and organic metrics, including prior year data.

For six months to 30 June 2024	Reported		Adj.	Exchange	Adjusted		Adjusted Organic
	Current				Constant		Constant
	£m	vs 2023	£m	£m	£m	vs 2023		vs 2023
Profit from Operations	1,010	+1.0%	14	83	1,107	+3.8%		+3.8%
Operating Margin	39.1%	3.4 ppts			38.8%	70 bps		70 bps
Constant currency measures are calculated based upon a re-translation, at the prior year's exchange rates, of the current year's results of the Group and, where applicable, its segments.
Profit from operations was 1.0% higher, despite a translational foreign exchange headwind.
Excluding adjusting items and translational foreign exchange, adjusted profit from operations at constant rates was up 3.8% to £1,107 million was driven by:
–Japan, largely due to marketing investment optimisation and productivity savings;
–Indonesia, largely due to pricing and volume growth;
–New Zealand, driven by pricing; and
–Sri Lanka, largely due to pricing in Combustibles.
These more than offset a decline in Australia (driven by lower industry volume) and in Sudan, where the Group was negatively impacted by the ongoing conflict leading to supply chain disruptions.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Financial Information
Analysis of profit from operations and diluted earnings per share by segment
Prior year data is provided in the table on page 47.

For six months to 30 June 2024	Reported	vs 2023	Adj Items[1]	Adjusted	vs 2023	Exch.	Adjusted at CC2	vs 2023	vs 2023 (Adjusted Organic at CC2)
	£m	%	£m	£m	%	£m	£m	%	%
Profit from Operations
U.S.	1,775	-44.0%	1,278	3,053	-7.6%	82	3,135	-5.1%	-5.1%
AME	1,473	-16.6%	14	1,487	-9.8%	80	1,567	-4.9%	5.3%
APMEA	1,010	1.0%	14	1,024	-4.0%	83	1,107	3.8%	3.8%
Total Region	4,258	-28.3%	1,306	5,564	-7.6%	245	5,809	-3.5%	-0.9%
Net finance costs	(305)	-66.9%	(516)	(821)	-8.6%	(9)	(830)	-7.6%	-9.1%
Associates and joint ventures	1,647	470%	(1,367)	280	-7.9%	12	292	-4.1%	-3.9%
Profit before tax	5,600	5.6%	(577)	5,023	-7.4%	248	5,271	-2.9%	0.4%
Taxation	(1,041)	-17.9%	(115)	(1,156)	-8.7%	(56)	(1,212)	-4.3%	-1.2%
Non-controlling interests	(67)	-11.8%	—	(67)	-11.8%	(4)	(71)	-6.6%	-6.6%
Coupons relating to hybrid bonds net of tax	(21)	-4.5%	—	(21)	-4.5%	—	(21)	-4.5%	-4.5%
Profit attributable to shareholders	4,471	13.6%	(692)	3,779	-7.0%	188	3,967	-2.3%	1.0%
Diluted number of shares (m)	2,232	-0.2%		2,232	-0.2%		2,232	-0.2%	-0.2%
Diluted earnings per share (pence)	200.3	13.8%		169.3	-6.8%		177.7	-2.1%	1.3%
1.Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.
2.CC: constant currency – measures are calculated based on a re-translation, at the prior year’s exchange rates, of the current year’s results of the Group and, where applicable, its segments.
Net finance costs
Net finance costs for the six months were a charge of £305 million, compared to a charge of £921 million in the same period in 2023.
The performance in 2024 was driven by a net credit of £590 million related to the capped cash debt tender offer, which targeted series of low-priced, long-dated GBP-, EUR- and USD-denominated bonds, under which the Group repurchased bonds prior to their maturity in a principal amount of £1.8 billion, completed in May 2024 and, including other costs of £3 million, treated as an adjusting item.
2024 was impacted by a translational foreign exchange tailwind due to the relative movement of sterling of 1.0%.
Our performance was also impacted by finance costs related to the Franked Investment Income Group Litigation Order (FII GLO) of £31
million (30 June 2023: £28 million), a fair value loss of £23 million (30 June 2023: £nil) on embedded derivatives related to associates, a charge of £15 million (30 June 2023: £nil) in relation to a tax case in Brazil and interest charges of £5 million (30 June 2023: £nil) in relation to a tax provision in the Netherlands, all of which are not deemed to be in the normal course of the Group's ongoing operations and have been treated as adjusting items.
On an adjusted, constant currency basis, net finance costs were £830 million, a decrease of 7.6% (30 June 2023: £898 million). This was:
–Largely due to higher interest income, driven by higher cash balances resulting from the sale of a part of the ordinary shares held in the
Group's main associate ITC, higher interest rates on local deposits and an increase in interest income in Canada (up £19 million to £66 million) due to the cash build up in that market; and
–Partially offset by higher interest expense, as the Group's average cost of debt has increased to 5.3% (compared to 4.3% at 30 June
2023) in line with higher interest rates in the market.
Also in 2024, in line with IAS 33 Earnings Per Share, £21 million (30 June 2023: £22 million) has been recognised as a deduction to EPS related to the perpetual hybrid bonds issued in 2021, as the coupons paid on such instruments are recognised in equity rather than as a charge to the income statement in net finance costs.
For a full reconciliation of net finance costs to adjusted net finance costs at constant rates, see page 51.
All of the adjustments noted above have been included in the adjusted earnings per share calculation on page 34.
Results of associates and joint ventures
The Group’s share of post-tax results of associates and joint ventures increased from £289 million to £1,647 million.
This was driven by a credit of £1,361 million largely in respect of the sale by the Group of 436,851,457 ordinary shares held in the Group's main associate, ITC Ltd (ITC) in India. The sale represents 3.5% of ITC's ordinary shares. The gain has been treated as an adjusting item.
As a result of the sale, the Group's share of ITC has reduced from 29.02% (31 December 2023) to 25.49% at 30 June 2024.
This compares to the six months ended 30 June 2023 which included an adjusting charge of £15 million, as a gain of £16 million (being a deemed gain as the Group’s interest in ITC decreased from 29.19% to 29.12% as a result of ITC issuing ordinary shares under the company’s Employees Share Option Scheme) was more than offset by an impairment charge of £35 million (or £33 million net of tax) in respect of the Group's investment in Organigram Holdings Inc. No comparable impairment was recognised in the six months ended 30
June 2024.
Excluding these adjusting items and the impact of translational foreign exchange, on an adjusted constant currency basis, the Group’s share of post-tax results from associates and joint ventures was lower than in the first half of 2023, down 4.1% to £292 million, as a result of reduction in the Group's shareholding in ITC.
The share of post-tax results of associates and joint ventures is after the adjusting items noted above, which are excluded from the calculation of adjusted earnings per share as set out on page 34.
For a full reconciliation of the Group's share of post-tax results of associates and joint ventures to adjusted share of post-tax results of associates and joint ventures, at constant rates of exchange, see page 51.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Financial Information
Continued
Taxation
The tax rate in the income statement was a charge of 18.6% for the six months to 30 June 2024 (30 June 2023: 23.9%). The Group’s tax
rate is affected by the impact of the adjusting items referred to on pages 27 to 29 and by the inclusion of the share of associates and joint ventures post-tax profit in the Group’s pre-tax results.
Excluding these, the Group’s underlying tax rate for subsidiaries reflected in the adjusted earnings per share on page 34 was 24.4% for the six months to 30 June 2024 (30 June 2023: 24.7%).
A full reconciliation from taxation on ordinary activities to the underlying tax rate is provided on page 52.
The Group has applied the mandatory exemption to recognising and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes in accordance with IAS12 Income Taxes.
Cash flow

	For six months to 30 June
	2024	2023	Change
	£m	£m	%
Net cash generated from operating activities	3,165	3,375	-6.2%

	As at 30 June
	2024	2023	Change
	£m	£m	%
Borrowings (including lease liabilities)	40,158	42,169	-4.8%

In the Group’s cash flow, prepared in accordance with IFRS and presented on page 25, net cash generated from operating activities declined by 6.2% to £3,165 million (30 June 2023: £3,375 million), partly due to the final payment in respect of the settlement agreements with the DOJ and OFAC in June 2024 (£267 million) while the prior year benefited from tax credits in Brazil (£264 million). In the six months ended 30 June 2024, the Group paid £298 million related to litigation payments (30 June 2023: £179 million inflow) which included, in both 2024 and 2023, payments in respect of Engle and, in 2023, payments related to the settlement of the investigation by the Federal Competition and Consumer Protection Commission in Nigeria, as previously disclosed.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Financial Information
Continued
Borrowings and net debt
Borrowings (which includes lease liabilities) were £40,158 million at 30 June 2024, a decrease of 4.8% compared to £42,169 million at 30
June 2023  (31 December 2023 : £39,730 million). To optimise the Group's debt capital structure using available liquidity and to reduce gross and net debt, the Group completed a capped cash debt tender offer, targeting series of low-priced, long-dated GBP-, EUR- and
USD-denominated bonds, pursuant to which the Group repurchased bonds prior to their maturity in a principal amount of £1.8 billion.
The decrease was also due to lower short-term borrowings (including commercial paper) in the first six months of 2024.
The Group remains confident of its ability to access the debt capital markets successfully and reviews its options on a continuing basis.
The Group’s average centrally managed debt maturity was 9.2 years at 30 June 2024 (30 June 2023: 9.5 years; 31 December 2023: 10.5 years), and the highest proportion of centrally managed debt maturing in a single rolling 12-month period was 15.6% (30 June 2023:
18.5%; 31 December 2023: 15.7%).
The Group defines net debt as borrowings (including related derivatives and lease liabilities), less cash and cash equivalents (including restricted cash) and current investments held at fair value. Closing net debt was £33,658 million at 30 June 2024 (30 June 2023: £38,345 million; 31 December 2023: £34,640 million). A reconciliation of borrowings to net debt is provided below.

	As at 30 June			As at 31 December
	2024	2023	Change	2023
	£m	£m	%	£m
Borrowings (including lease liabilities)	(40,158)	(42,169)	-4.8%	(39,730)
Derivatives in respect of net debt	(130)	(308)	-57.8%	(170)
Cash and cash equivalents	5,934	3,681	+61.2%	4,659
Current investments held at fair value	696	451	+54.3%	601
Net debt	(33,658)	(38,345)	-12.2%	(34,640)
Maturity profile of net debt:
Net debt due within one year	(686)	(909)	-24.5%	852
Net debt due beyond one year	(32,972)	(37,436)	-11.9%	(35,492)
Net debt	(33,658)	(38,345)	-12.2%	(34,640)
Impacting the carrying value of net debt at the balance sheet date are:
–Cash payments related to share schemes and investing activities of £103 million (30 June 2023: £276 million), which, in 2024, was marginally lower mainly due to the movement in foreign exchange dividend hedges due to the movement of sterling, predominantly against the US dollar;
–£1,577 million net proceeds from the partial monetisation of our investment in ITC;
–The purchase of £366 million of own shares under the Group’s 2024 £0.7 billion share buy-back programme;
–Other non-cash movements of £619 million, which largely relate to the series of bonds repurchased in May 2024 as part of the Group's debt liability management exercise discussed on page 30; and
–Foreign exchange impacts related to the revaluation of foreign currency denominated net debt balances being a net headwind of £269 million (30 June 2023: £1,473 million tailwind).
In the six months ended 30 June 2023, the Group reclassified certain balances totalling £4 million as held-for-sale related to the sale of the Group’s operations in Russia and Belarus.
Investments held at fair value through profit and loss above include restricted amounts of £445 million (31 December 2023: £446 million)
due to investments held by subsidiaries in CCAA protection, as well as £159 million (31 December 2023: £89 million) subject to potential exchange control restrictions.
Cash and cash equivalents include restricted amounts of £1,972 million (31 December 2023: £1,904 million) due to subsidiaries in CCAA protection, as well as £282 million (31 December 2023: £392 million) principally due to exchange control restrictions.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Financial Information
Continued
Foreign currencies
The principal exchange rates used to convert the results of the Group’s foreign operations to pounds sterling for the purposes of inclusion and consolidation within the Group’s financial statements are indicated in the table below. Where the Group has provided results “at constant rates of exchange” this refers to the translation of the results from the foreign operations at rates of exchange prevailing in the prior period – thereby eliminating the potentially distorting impact of the movement in foreign exchange on the reported results.
The principal exchange rates used were as follows:

	Average for the period ended			As at
	30 June		31 December	30 June		31 December
	2024	2023	2023	2024	2023	2023
Australian dollar	1.922	1.826	1.873	1.893	1.910	1.868
Bangladeshi taka	141.684	131.958	134.747	149.132	137.535	139.909
Brazilian real	6.431	6.253	6.208	7.021	6.133	6.192
Canadian dollar	1.718	1.662	1.678	1.730	1.682	1.681
Chilean peso	1,190.267	994.090	1,044.498	1,193.216	1,019.813	1,113.264
Euro	1.170	1.141	1.150	1.179	1.165	1.154
Indian rupee	105.275	101.424	102.707	105.410	104.297	106.081
Japanese yen	192.515	166.538	174.883	203.343	183.755	179.721
Romanian leu	5.821	5.632	5.688	5.870	5.779	5.741
Russian rouble[1]		95.605	102.662		113.786	120.111
South African rand	23.692	22.495	22.962	23.082	24.017	23.313
Swiss franc	1.125	1.125	1.117	1.136	1.137	1.073
US dollar	1.265	1.234	1.244	1.264	1.271	1.275
1.As a result of the disposal of the Russian business, the 2023 exchange rates reflect the average rates for the period ended and as at 13 September 2023 with the Russian rouble no longer deemed to be a principal exchange rate in 2024.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Information
Risks and uncertainties
The Board carried out a robust assessment of the Principal Risks and uncertainties facing the Group for the period, including those that would threaten its business model, future performance, solvency, liquidity and viability. The Board also maintained close oversight of the
Group’s response to critical external uncertainties, recognising current macro-economic and geopolitical challenges.
All Group risks are reviewed biannually by the Audit Committee and annually by the Board. ESG is core to the Group’s long-term business strategy and ESG risk factors are embedded across the Group’s risks in accordance with the Risk Management Framework within the
Group. In the second half of 2023, the Board identified "supply chain disruption" as a Principal Risk to the Group taking into account the macro-economic and geopolitical environment and complex nature of the New Categories supply chain. During the first half of 2024, the
Board recognised Climate Change and Circular Economy as separate risks reflecting the distinct qualities of each.
The Principal Risks facing the Group are summarised under the headings of:
–Competition from illicit trade;
–Geopolitical tensions;
–Tobacco, New Categories and other regulation interrupts the growth strategy;
–Supply chain disruption;
–Litigation;
–Significant increases or structural changes in tobacco, nicotine and New Categories related taxes;
–Inability to develop, commercialise and deliver the New Categories strategy;
–Disputed taxes, interest and penalties;
–Injury, illness or death in the workplace;
–Solvency and liquidity;
–Foreign exchange rate exposures;
–Climate change;
–Circular economy; and
–Cyber security.
A summary of all the risk factors (including the Principal Risks) which are monitored by the Board through the Group’s risk register are set out on pages 353 to 374 of the Group’s Annual Report and Accounts and Form 20-F for the year ended 31 December 2023. All the
Group’s risks should be read in the context of the forward-looking statements on page 44 of this Half-Year Report.
Update on investigations into misconduct allegations
From time to time, the Group investigates, and becomes aware of governmental authorities’ investigations into allegations of misconduct, including alleged breaches of sanctions and allegations of corruption, at Group companies. Some of these allegations of misconduct, alleged breaches of sanctions and allegations of corruption are currently being investigated. The Group cooperates with the authorities, where appropriate.
In June 2024, the Group paid US$332 million (£267 million) to the U.S. Department of Justice in final settlement of the previously disclosed investigation.
Update on Quebec class action and CCAA
There have been no substantial developments in respect of the Quebec Class Action and subsequent grant of protection of the Group’s subsidiary, Imperial Tobacco Canada Ltd (ITCAN), under the Companies’ Creditors Arrangement Act (CCAA). The stays are currently in place until 30 September 2024. While the stays are in place, no steps are to be taken in connection with the Canadian tobacco litigation with respect to ITCAN, certain of its subsidiaries or any other Group company.
In accordance with the CCAA process, the parties continue to work towards a plan of arrangement or compromise in a court-ordered confidential mediation. The length and ultimate outcome of the CCAA process, including the resolution of the underlying legal proceedings, remains uncertain.
In line with IFRS 10 (Consolidated Financial Statements), ITCAN is consolidated in the Group’s results. For ease of reference and to assist the users of this interim announcement, in the six months ended June 2024, ITCAN's contribution to the financial performance of the
Group was:
–Revenue: £409 million;
–Profit from operations: £228 million;
–Adjusted profit from operations: £230 million; and
–Net interest income: £66 million.
At 30 June 2024, restricted cash in ITCAN was £1,972 million and restricted investments held at fair value are £445 million, with goodwill recognised on the balance of the Group at £2,320 million.
Please refer to “Contingent Liabilities and Financial Commitments” below (page 35) and the Group’s Annual Report and Accounts and
Form 20-F for the year ended 31 December 2023 (note 12 Intangible Assets and note 31 Contingent Liabilities and Financial
Commitments) for a full discussion of the case and the assessment of goodwill. There has been no trigger to reassess the impairment position at 30 June 2024.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Information
Continued
Dividends
On 8 February 2024, the Company announced that the Board had declared an interim dividend of 235.52p per ordinary share of 25p, for the year ended 31 December 2023, payable in four equal quarterly instalments of 58.88p per ordinary share in May 2024, August 2024,
November 2024 and February 2025.
The May 2024 quarterly dividend was paid to shareholders on the UK main register and South Africa branch register on 2 May 2024 and to holders of American Depositary Shares (ADSs) on 7 May 2024. The three remaining quarterly dividends will be paid to shareholders registered on either the UK main register or the South Africa branch register, and to holders of ADSs, each on the applicable record dates set out below.
General dividend information
Under IFRS, the interim dividend is recognised in the period that it is paid. Therefore, the results for the six months ended 30 June 2024 reflect the fourth quarterly dividend from the declaration made on 9 February 2023, of 57.72p per ordinary share and the first quarterly dividend from the declaration made on 8 February 2024 of 58.88p per ordinary share as this was paid in May 2024.

Dividends paid	For the six months to 30 June 2024
	Pence per share	USD per ADS
Quarterly Payment paid February 2024	57.72	0.7006050
Quarterly Payment paid May 2024	58.88	0.7348510
	116.60	1.4354560
Holders of ADSs
For holders of ADSs listed on the New York Stock Exchange (NYSE), the record dates and payment dates are set out below. The equivalent quarterly dividends receivable by holders of ADSs in US dollars will be calculated based on the exchange rate on the applicable payment date. A fee of US$0.01 per ADS will be charged by Citibank, N.A. in its capacity as depositary bank for the BAT American
Depositary Receipt (ADR) programme in respect of each quarterly dividend payment.
South Africa Branch register
In accordance with the JSE Limited (JSE) Listing Requirements, the finalisation information relating to shareholders registered on the
South Africa branch register (comprising the amount of the dividend in South African rand, the exchange rate and the associated conversion date) will be published on the dates stated below, together with South Africa dividends tax information. The quarterly dividends are regarded as ‘foreign dividends’ for the purposes of the South Africa Dividends Tax. For the purposes of South Africa
Dividends Tax reporting, the source of income for the payment of the quarterly dividends is the United Kingdom.
Key dividend dates
In compliance with the requirements of the London Stock Exchange (LSE), the NYSE and Strate, the electronic settlement and custody system used by the JSE, the following salient dates for the quarterly dividends payments are applicable.

Event	Payment No. 2	Payment No. 3	Payment No. 4
Preliminary announcement (includes declaration data required for JSE purposes)	8 February
Publication of finalisation information (JSE)	18 June	16 September	9 December
No removal requests permitted (in either direction) between the UK main register and the South Africa branch register	18 June - 1 July	17 September - 30 September	10 December - 23 December
Last Day to Trade (LDT) cum-dividend (JSE)	25 June	23 September	17 December
Shares commence trading ex-dividend (JSE)	26 June	25 September	18 December
No transfers permitted between the UK main register and the South Africa branch register	26 June - 1 July	25 September - 30 September	18 December - 23 December
No shares may be dematerialised or rematerialised on the South Africa branch register	26 June - 1 July	25 September - 30 September	18 December - 23 December
Shares commence trading ex-dividend (LSE)	27 June	26 September	19 December
Shares commence trading ex-dividend (NYSE)	28 June	27 September	20 December
Record date (JSE, LSE and NYSE)	28 June	27 September	20 December
Last date for receipt of Dividend Reinvestment Plan (DRIP)	12 July	11 October	13 January 2025
Payment date (LSE and JSE)	2 August	1 November	3 February 2025
ADS payment date (NYSE)	7 August	6 November	6 February 2025
Notes:
1.All dates are 2024, unless otherwise stated.
2.The dates set out above may be subject to any changes to public holidays arising and changes or revisions to the LSE, JSE and NYSE timetables. Any confirmed changes to the dates will be announced.
3.JSE finalisation information published on 18 June 2024 can be found on the BAT website www.bat.com.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Information
Continued
Changes to the Main Board and Management Board
As previously disclosed, the following Board changes have taken place:
–Sue Farr and Dimitri Panayotopoulos stepped down from the Board as Non-Executive Directors following the 2024 Annual General
Meeting on 24 April 2024.
–Soraya Benchikh was appointed as Chief Financial Officer, joining the Main Board and the Management Board, with effect from 1 May
2024.
Going concern
A description of the Group’s business activities, its financial position, cash flows, liquidity position, facilities and borrowings position, together with the factors likely to affect its future development, performance and position, as well as risks associated with the business, are set out in the Strategic Report and in the Notes on the Accounts, all of which are included in the Group's Annual Report and Accounts and Form 20-F for the year ended 31 December 2023, and available on the Group's website, www.bat.com. This Half-Year Report provides updated information regarding the business activities, including cash flow, for the six months to 30 June 2024 and of the financial position and liquidity position at 30 June 2024.
The Group has, at the date of this announcement, sufficient existing financing available for its estimated requirements for at least 12 months from the date of approval of this condensed consolidated financial information. This, together with the ability to generate cash from trading activities, the performance of the Group’s Strategic Portfolio, its leading market positions in a number of countries and its broad geographical spread, as well as numerous contracts with established customers and suppliers across different geographical areas and industries, provides the Directors with the confidence that the Group is well placed to manage its business risks successfully through the ongoing uncertainty, the current macro-economic financial conditions and the general outlook in the global economy.
After reviewing the Group’s forecast financial performance and financing arrangements, the Directors consider that the Group has adequate resources to continue operating for at least 12 months from the date of approval of this condensed consolidated financial information and that it is therefore appropriate to continue to adopt the going concern basis in preparing this Half-Year Report.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

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BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Interim Financial Statements (unaudited)
Group Income Statement

	Six months ended 30 June
	2024	2023
	£m	£m
Revenue[1]	12,340	13,441
Raw materials and consumables used	(2,304)	(2,251)
Changes in inventories of finished goods and work in progress	140	7
Employee benefit costs	(1,375)	(1,389)
Depreciation, amortisation and impairment costs	(1,620)	(480)
Other operating income	223	239
Loss on reclassification from amortised cost to fair value	(4)	(3)
Other operating expenses	(3,142)	(3,629)
Profit from operations	4,258	5,935
Net finance costs	(305)	(921)
Share of post-tax results of associates and joint ventures	1,647	289
Profit before taxation	5,600	5,303
Taxation on ordinary activities	(1,041)	(1,268)
Profit for the period	4,559	4,035
Attributable to:
Owners of the parent	4,492	3,959
Non-controlling interests	67	76
	4,559	4,035
Earnings per share
Basic	201.1p	176.6p
Diluted	200.3p	176.0p
All of the activities during both years are in respect of continuing operations.
The accompanying notes on pages 26 to 40 form an integral part of this condensed consolidated financial information.
1.Revenue is net of duty, excise and other taxes of £16,509 million and £18,721 million for the six months ended 30 June 2024 and 30 June 2023, respectively.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Interim Financial Statements (unaudited)
Continued
Group Statement of Comprehensive Income

	Six months ended 30 June
	2024	2023
	£m	£m
Profit for the period (page 20)	4,559	4,035
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:	(19)	(4,642)
Foreign currency translation and hedges of net investments in foreign operations
– differences on exchange from translation of foreign operations	(123)	(4,841)
– net investment hedges - net fair value (losses)/gains on derivatives	(7)	248
– net investment hedges - differences on exchange on borrowings	8	13
Cash flow hedges
– net fair value gains	51	59
– reclassified and reported in profit for the period	17	(17)
– tax on net fair value gains in respect of cash flow hedges	(23)	(15)
Investments held at fair value
– net fair value gains	—	3
Associates
– share of OCI, net of tax	15	(92)
– differences on exchange reclassified to profit or loss	43	—
Items that will not be reclassified subsequently to profit or loss:	50	55
Retirement benefit schemes
– net actuarial gains	21	45
– movements in surplus restrictions	(24)	3
– tax on actuarial gains in respect of subsidiaries	1	12
Associates – share of OCI, net of tax	52	(5)
Total other comprehensive income/(expense) for the period, net of tax	31	(4,587)
Total comprehensive income/(expense) for the period, net of tax	4,590	(552)

Attributable to:
Owners of the parent	4,526	(599)
Non-controlling interests	64	47
	4,590	(552)
The accompanying notes on pages 26 to 40 form an integral part of this condensed consolidated financial information.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Interim Financial Statements (unaudited)
Continued
Group Statement of Changes in Equity

At 30 June 2024	Attributable to owners of the parent
	Share capital	Share premium, capital redemption and merger reserves	Other reserves	Retained earnings	Total attributable to owners of parent	Perpetual hybrid bonds	Non- controlling interests	Total equity
	£m	£m	£m	£m	£m	£m	£m	£m
Balance at 1 January 2024	614	26,630	(894)	24,531	50,881	1,685	368	52,934
Total comprehensive income for the period comprising: (page 21)	—	—	36	4,490	4,526	—	64	4,590
Profit for the period (page 20)	—	—	—	4,492	4,492	—	67	4,559
Other comprehensive income/(expense) for the period (page 21)	—	—	36	(2)	34	—	(3)	31
Other changes in equity
Cash flow hedges reclassified and reported in total assets	—	—	11	—	11	—	—	11
Employee share options
–value of employee services	—	—	—	30	30	—	—	30
–proceeds from new shares issued	—	4	—	—	4	—	—	4
Dividends and other appropriations
–ordinary shares	—	—	—	(2,603)	(2,603)	—	—	(2,603)
–to non-controlling interests	—	—	—	—	—	—	(74)	(74)
Purchase of own shares
–held in employee share ownership trusts	—	—	—	(93)	(93)	—	—	(93)
–share buy-back programme	(25)	25	—	(366)	(366)	—	—	(366)
Other movements	—	—	—	36	36	—	—	36
Balance at 30 June 2024	589	26,659	(847)	26,025	52,426	1,685	358	54,469

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Interim Financial Statements (unaudited)
Continued
Group Statement of Changes in Equity (continued)

At 30 June 2023	Attributable to owners of the parent
	Share capital	Share premium, capital redemption and merger reserves	Other reserves	Retained earnings	In respect of assets held- for-sale	Total attributable to owners of parent	Perpetual hybrid bonds	Non- controlling interests	Total equity
	£m	£m	£m	£m	£m	£m	£m	£m	£m
Balance at 1 January 2023	614	26,628	2,655	44,081	(295)	73,683	1,685	342	75,710
Total comprehensive (expense)/income for the period comprising: (page 21)	—	—	(4,619)	4,020	—	(599)	—	47	(552)
Profit for the period (page 20)	—	—	—	3,959	—	3,959	—	76	4,035
Other comprehensive (expense)/income for the period (page 21)	—	—	(4,619)	61	—	(4,558)	—	(29)	(4,587)
Other changes in equity
Cash flow hedges reclassified and reported in total assets	—	—	38	—	—	38	—	—	38
Employee share options
–value of employee services	—	—	—	33	—	33	—	—	33
–proceeds from new shares issued	—	1	—	—	—	1	—	—	1
Dividends and other appropriations
–ordinary shares	—	—	—	(2,493)	—	(2,493)	—	—	(2,493)
–to non-controlling interests	—	—	—	—	—	—	—	(59)	(59)
Purchase of own shares
–held in employee share ownership trusts	—	—	—	(110)	—	(110)	—	—	(110)
Reclassification of equity in respect of assets classified as held-for-sale	—	—	205	—	(205)	—	—	—	—
Other movements	—	—	—	60	—	60	—	—	60
Balance at 30 June 2023	614	26,629	(1,721)	45,591	(500)	70,613	1,685	330	72,628
The accompanying notes on pages 26 to 40 form an integral part of this condensed consolidated financial information.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Interim Financial Statements (unaudited)
Continued
Group Balance Sheet

	As at 30 June		As at 31 December
	2024	2023	2023
	£m	£m	£m
Assets
Intangible assets	94,700	122,126	95,562
Property, plant and equipment	4,427	4,521	4,583
Investments in associates and joint ventures	1,937	2,061	1,970
Retirement benefit assets	940	1,027	956
Deferred tax assets	953	720	911
Trade and other receivables	318	284	321
Investments held at fair value	122	111	118
Derivative financial instruments	100	130	109
Total non-current assets	103,497	130,980	104,530
Inventories	5,334	5,634	4,938
Income tax receivable	100	160	172
Trade and other receivables	3,637	4,219	3,621
Investments held at fair value	696	451	601
Derivative financial instruments	159	413	181
Cash and cash equivalents	5,934	3,681	4,659
	15,860	14,558	14,172
Assets classified as held-for-sale	12	534	14
Total current assets	15,872	15,092	14,186
Total assets	119,369	146,072	118,716
Equity – capital and reserves
Share capital	589	614	614
Share premium, capital redemption and merger reserves	26,659	26,629	26,630
Other reserves	(847)	(1,721)	(894)
Retained earnings	26,025	45,591	24,531
In respect of assets held-for-sale	—	(500)	—
Owners of the parent	52,426	70,613	50,881
Perpetual hybrid bonds	1,685	1,685	1,685
Non-controlling interests	358	330	368
Total equity	54,469	72,628	52,934
Liabilities
Borrowings	32,852	37,140	35,406
Retirement benefit liabilities	852	881	881
Deferred tax liabilities	11,878	17,389	12,192
Other provisions for liabilities	271	469	531
Trade and other payables	788	944	893
Derivative financial instruments	217	430	206
Total non-current liabilities	46,858	57,253	50,109
Borrowings	7,306	5,029	4,324
Income tax payable	1,184	905	992
Other provisions for liabilities	416	483	468
Trade and other payables	9,017	9,217	9,700
Derivative financial instruments	119	251	189
	18,042	15,885	15,673
Liabilities associated with assets classified as held-for-sale	—	306	—
Total current liabilities	18,042	16,191	15,673
Total equity and liabilities	119,369	146,072	118,716
The accompanying notes on pages 26 to 40 form an integral part of this condensed consolidated financial information.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Interim Financial Statements (unaudited)
Continued
Group Cash Flow Statement

	Six months ended 30 June
	2024	2023
	£m	£m
Cash flows from operating activities
Cash generated from operating activities (page 31)	4,122	4,522
Dividends received from associates	196	202
Tax paid	(1,153)	(1,349)
Net cash generated from operating activities	3,165	3,375
Cash flows from investing activities
Interest received	84	78
Purchases of property, plant and equipment	(116)	(110)
Proceeds on disposal of property, plant and equipment	50	22
Purchases of intangibles	(31)	(21)
Purchases of investments	(206)	(433)
Proceeds on disposals of investments	99	543
Investment in associates and acquisitions of other subsidiaries net of cash acquired	(24)	(38)
Net proceeds from disposal of shares in associate, net of tax	1,577	—
Net cash generated from investing activities	1,433	41
Cash flows from financing activities
Interest paid on borrowings and financing related activities	(889)	(855)
Interest element of lease liabilities	(18)	(14)
Capital element on lease liabilities	(83)	(80)
Proceeds from increases in and new borrowings	2,370	2,054
Reductions in and repayments of borrowings	(1,502)	(1,050)
Outflows relating to derivative financial instruments	(115)	(429)
Purchases of own shares - share buy-back programme	(366)	—
Purchases of own shares held in employee share ownership trusts	(93)	(110)
Dividends paid to owners of the parent	(2,605)	(2,479)
Dividends paid to non-controlling interests	(62)	(59)
Other	5	(1)
Net cash used in financing activities	(3,358)	(3,023)
Net cash flows generated from operating, investing and financing activities	1,240	393
Transferred from held-for-sale	—	4
Differences on exchange	(63)	(171)
Increase in net cash and cash equivalents in the year	1,177	226
Net cash and cash equivalents at 1 January	4,517	3,337
Net cash and cash equivalents at period end	5,694	3,563
Cash and cash equivalents per balance sheet	5,934	3,681
Overdrafts and accrued interest	(240)	(118)
Net cash and cash equivalents at period end	5,694	3,563
The accompanying notes on pages 26 to 40 form an integral part of this condensed consolidated financial information. The net cash flows relating to the adjusting items within profit from operations on pages 27 to 29, included in the above, are an outflow of £339 million
(30 June 2023: £56 million inflow).

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Accounting policies and basis of preparation
The condensed consolidated financial information comprises the unaudited interim financial information for the six months to 30 June
2024. The condensed consolidated financial information has been prepared in accordance with IAS 34 Interim Financial Reporting as adopted for use in the UK and as issued by the International Accounting Standards Board (IASB), and the Disclosure Guidance and
Transparency Rules issued by the Financial Conduct Authority. The interim condensed consolidated financial information is unaudited.
This condensed consolidated financial information does not constitute statutory accounts within the meaning of Section 434 of the
Companies Act 2006 and should be read in conjunction with the Group’s Annual Report and Accounts and Form 20-F for the year ended
31 December 2023, including the audited financial statements for the year ended 31 December 2023, which were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and UK-
adopted international accounting standards. UK-adopted international accounting standards differ in certain respects from IFRS as issued by the IASB. The differences have no impact on the Group’s consolidated financial statements for the periods presented.
The Group’s Annual Report and Accounts and Form 20-F for the year ended 31 December 2023 represent the statutory accounts for that year and have been filed with the Registrar of Companies.
These condensed consolidated financial statements have been prepared under the historical cost convention, except in respect of certain financial instruments. They are prepared on a basis consistent with the IFRS accounting policies as set out in the Group’s Annual
Report and Form 20-F for the year ended 31 December 2023.
The preparation of these condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities at the date of these condensed consolidated financial statements. Such estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable in the circumstances and constitute management’s best judgement at the date of the condensed consolidated financial statements. Other than in respect of certain assumptions related to the assessment of the carrying value of goodwill and intangible assets, the key estimates and assumptions were the same as those that applied to the consolidated financial information for the year ended 31 December 2023, apart from updating the assumptions used to determine the carrying value of liabilities for retirement benefit schemes. As described on page 27 and 29, the Group has assessed whether there are any impairment triggers related to the carrying value of the significant investments of goodwill and intangibles. Other than as described on page 27 in relation to Camel Snus, no other impairment is required. In the future, actual experience may deviate from these estimates and assumptions, which could affect these condensed consolidated financial statements as the original estimates and assumptions are modified, as appropriate, in the period in which the circumstances change.
As discussed on page 17, after reviewing the Group’s forecast financial performance and financing arrangements, the Directors consider that the Group has adequate resources to continue operating for at least 12 months from the date of approval of this condensed consolidated financial information and that it is therefore appropriate to continue to adopt the going concern basis in preparing this Half-
Year Report.
Analysis of revenue and profit from operations by segment

Six months ended 30 June	2024					2023
	Reported			Exchange	Reported at CC2	Reported
Revenue	£m			£m	£m	£m
U.S.	5,378			136	5,514	5,910
AME	4,376			204	4,580	4,730
APMEA	2,586			264	2,850	2,801
Total Region	12,340			604	12,944	13,441

Six months ended 30 June	2024					2023
	Reported	Adj Items[1]	Adjusted	Exchange	Adjusted at CC2	Reported	Adj Items[1]	Adjusted
Profit from Operations	£m	£m	£m	£m	£m	£m	£m	£m
U.S.	1,775	1,278	3,053	82	3,135	3,168	137	3,305
AME	1,473	14	1,487	80	1,567	1,767	(119)	1,648
APMEA	1,010	14	1,024	83	1,107	1,000	67	1,067
Total Region	4,258	1,306	5,564	245	5,809	5,935	85	6,020
Notes to the analysis of revenue and profit from operations above:
1.Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.
2.CC: constant currency – measures are calculated based on a re-translation, at the prior year’s exchange rates, of the current year’s results of the Group and, where applicable, its segments.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Adjusting Items
Adjusting items are significant items of income or expense in profit from operations, net finance costs, taxation and the Group’s share of the post-tax results of associates and joint ventures which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance because of their size, nature or incidence. In identifying and quantifying adjusting items, the Group consistently applies a policy that defines criteria that are required to be met for an item to be classified as adjusting. These items are separately disclosed in the segmental analyses or in the notes to the accounts as appropriate.
The Group believes that these items are useful to users of the Group financial statements in helping them to understand the underlying business performance and are used to derive the Group’s principal non-GAAP measures of organic revenue, adjusted profit from operations, adjusted organic profit from operations, adjusted diluted earnings per share, adjusted organic diluted earnings per share, adjusted net finance costs and adjusted taxation, all of which are before the impact of adjusting items and which are reconciled from revenue, profit from operations, diluted earnings per share, net finance costs and taxation.
Adjusting items included in profit from operations
Adjusting items are significant items in the profit from operations that individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance.
In summary, in the six months ended 30 June 2024, the Group incurred £1,306 million (30 June 2023: £85 million) of adjusting items within profit from operations:

	Six months ended 30 June
	2024	2023
	£m	£m
Restructuring and integration costs	—	(2)
(a) Amortisation and impairment of trademarks and similar intangibles	1,295	108
(b) Credit in respect of settlement of historical litigation in relation to the Fox River	(132)	—
(b) Credit in respect of calculation of excise on social contributions in Brazil	—	(147)
(b) Credit in respect of calculation of VAT on social contributions in Brazil	—	(13)
(b) Charges in respect of DOJ and OFAC investigations	4	66
(b) Other adjusting items (including Engle)	133	57
(c) Impairment of goodwill	—	—
Charges in connection with planned disposal of subsidiaries	—	17
Credit in connection with disposal of subsidiaries	—	(1)
Charges in connection with disposal of an associate	6	—
Total adjusting items included in profit from operations	1,306	85
(a) Amortisation and impairment of trademarks and similar intangibles
(a)(i) Amortisation
Acquisitions in previous years have resulted in the capitalisation of trademarks and similar intangibles including those which are amortised over their expected useful lives, which do not exceed 30 years. The amortisation and impairment charge of £1,295 million (30
June 2023: £108 million) is included in depreciation, amortisation and impairment costs in the income statement.
The increase in charge in the first six months of 2024, compared to 2023, reflects the previously announced change in classification of the U.S. Combustibles brands to definite-lived brands with a useful economic life of 30 years (Newport, Natural American Spirit and
Camel) and 20 years (Pall Mall). The change was effective from 1 January 2024, with an annual amortisation charge expected of
£1.4 billion, which is treated as an adjusting item in this and subsequent periods.
(a)(ii) Ongoing impairment review of trademarks and similar assets
The Group reviews and monitors the performance of its non-financial assets (including goodwill) in line with the requirements of IAS 36
Impairment of Assets. In preparing the Half-Year Report for the six months ended 30 June 2024, the Group has assessed if any impairment indicators exist requiring a further detailed impairment assessment to be undertaken.
Subsequent to the FDA announcement on 28 April 2022 of a proposed product standard to prohibit menthol as a characterising flavour in cigarettes, the FDA formally submitted the final product standard to the Office of Management and Budget on 18 October 2023 with publication expected by March 2024. In April 2024, the Biden Administration confirmed that significantly more time would be needed to consider the proposed standard. Management notes that the timetable and outcome of the proposed product standard moving through the established comprehensive U.S. rule-making process remains uncertain and that no changes have occurred in the legislative environment during the six months ended 30 June 2024 that present an indicator of a potential impairment for either Reynolds American goodwill or for the definite- or indefinite-lived brands.
Given the increased cross-category use of Modern Oral products by Traditional Oral consumers observed in the six months to 30 June
2024, the Group assessed that an impairment indicator exists in respect of the Grizzly and Camel Snus indefinite-lived brands.
Furthermore, whilst commercial plans in respect of Combustibles are gaining traction, at an individual brand level, Management note that Pall Mall remains under pressure. A detailed impairment assessment has therefore been undertaken in respect of these brands.
There is significant judgement with regard to assumptions and estimates involved in the forecasting of future cash flows, which form the basis of the assessment of the recoverability of these assets, with the effect that the value-in-use calculations incorporate estimation uncertainty.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
The value-in-use calculations for the indefinite-lived brands Grizzly and Camel Snus have been prepared based on a five-year cash flow forecast after which terminal value growth rates of +1% and -2%, respectively, have been applied, with the movement in Camel Snus
(from +1% in 2023 to -2%  in 2024) reflecting the deterioration in forecast cash flows resulting from the cross-category use of Modern
Oral products by Traditional Oral consumers. The pre-tax discount rate applied is 8.0% (2023: 7.8%) for Grizzly and 8.6% (2023: 7.8%) for
Camel Snus. Cash flows for Grizzly include those expected to be generated by Grizzly Modern Oral following the commencement of the national roll-out in June 2024.
Following update of the value-in-use calculation for Grizzly, Management concluded that the carrying value of the brand is supported by cash flows generated by the combined Traditional Oral and newly launched Grizzly Modern Oral product portfolio. There is significant judgement with regard to assumptions and estimates involved in the forecasting of future cash flows, which form the basis of the value-
in-use calculation, and this is particularly true given the recent launch of the Grizzly Modern Oral product. We have applied consumer insights regarding the cross-category use of Modern Oral products by Traditional Oral consumers to inform our forecast for the evolution of industry volumes for both Traditional and Modern Oral and the potential share of market for the latter that a Grizzly product offering can achieve. The table below shows sensitivities against key assumptions in respect of the total Grizzly product portfolio including both the Traditional and Modern Oral products, with the first representing a reasonably possible change to a key assumption within the value-in-use model which could result in an impairment charge. The second and third sensitivities indicate the individual changes required to key assumptions to reduce the excess of value-in-use earnings over the carrying value of the Grizzly brand to nil which Management do not consider to be reasonably possible scenarios.

Grizzly: Carrying amount £9,286 million; headroom £927 million
Assumptions
Reduction in the five-year volume forecast from CAGR of 7.3% to 2.5% leads to impairment of*	£1,475 million
Decrease in long-term growth rate to reduce headroom to nil	75 bps
Increase in pre-tax discount rate to reduce headroom to nil	70 bps
Note:
*Volume sensitivity results in a proportional reduction in both net revenue and direct costs with no impact on operating margin %.  Fixed overhead cost allocations remain flat. This results in a decrease in operating cash flow for the discrete forecast years.
As a result of the revised forecast for Camel Snus, for which the accelerated loss of volume to Modern Oral impacts the net cash flow forecast, an impairment of £472 million has been recognised in the six months to 30 June 2024. The table below indicates the additional amount of impairment that would be required if the following individual changes were made to the key assumptions used in the impairment model:

Camel Snus: Carrying amount £636 million; headroom £nil	£m
Assumptions
Volume decline by additional 1% year on year in the discrete period*	35
Decrease in long-term growth rate by 50 bps	24
Increase in pre-tax discount rate by 75 bps	40
Note:
*Volume sensitivity results in a proportional reduction in both net revenue and direct costs with no impact on operating margin %. Fixed overhead cost allocations remain flat. This results in a decrease in operating cash flow for the discrete forecast years. The 5-year volume CAGR included in the value-in-use model for the discrete period is a decline of 10.2%.
The value-in-use calculation for the definite-lived brand Pall Mall has been prepared based on the remaining useful economic life of 19.5 years with a pre-tax discount rate of 9.7% (2023: 9.4%) applied. Having undertaken the impairment review, Management concluded that no further impairment is required in respect of the brand. The table below shows sensitivities against key assumptions within the value-
in-use model, with the first and second sensitivities representing a reasonably possible change to a key assumption within the value-in-
use model which could result in an impairment charge. The second indicates the individual change required to the pre-tax discount rate to reduce the excess of value-in-use earnings over the carrying value of the Pall Mall brand to nil which Management does not consider to be a reasonably possible scenario.

Pall Mall: Carrying amount £2,565 million; headroom £180 million
Assumptions
Volume decline by additional 3% year-on-year leads to impairment of*	£606 million
Decrease in average operating margin by 7.5% over the discrete period leads to impairment of**	£97 million
Increase in pre-tax discount rate to reduce headroom to nil	139 bps
Note:
*Volume sensitivity results in a proportional reduction in both net revenue and direct costs with no impact on operating margin %.  Fixed overhead cost allocations remain flat. This results in a decrease in operating cash flow for the discrete forecast years. The annual rate of decline included in the value-in-use model ranges from 11.9% to 22% in the discrete period
**  The average operating margin applied in the value-in-use model is 60.6%.  Operating margin is calculated by reference to the Retail Sales Price and is before allocation of overheads. .
As part of the standard year-end impairment process, a detailed impairment review will be undertaken for all trademarks in line with IAS
36 Impairment of Assets. This will include the entire Reynolds American portfolio to ensure the book values remain supportable.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Adjusting items included in profit from operations (continued)
(b) Other
In the six months ended 30 June 2024, the Group incurred a net charge of £5 million (30 June 2023: net credit of £37 million) of other adjusting items. These included:
–A credit of £132 million recognised in the first six months of 2024 in respect of the settlement of historical litigation related to the Fox
River in the U.S. (see page 36);
–A charge of £4 million (30 June 2023: £66 million) recognised in respect of interest accruing on the settlement due to the DOJ and
OFAC regarding investigations into alleged historical breaches of sanctions (see page 15); and
–Other costs of £133 million (30 June 2023: £57 million), mainly related to litigation costs including Engle progeny cases.
In the six months ended 30 June 2023, the Group also benefited from net credits in Brazil of £147 million in respect of calculation of excise on social contributions and £13 million related to the calculation of VAT on social contributions, both of which did not repeat in 2024.
(c) Impairment of goodwill
An impairment trigger was identified in respect of the Malaysia cash-generating unit (CGU) driven by a reassessment of the Vapour volume growth assumptions.  Consequently a full impairment review has been undertaken, based upon which Management concluded that no impairment has arisen.
As part of the standard year-end impairment process, a detailed impairment review will be undertaken for all CGUs in line with IAS 36
Impairment of Assets.
Adjusting items included in net finance costs
In the six months ended 30 June 2024, the Group recognised a total adjusting income of £516 million, compared to an adjusting charge of
£23 million in the six months ended 30 June 2023.
This was driven by a net gain of £590 million related to the tender offer to repurchase sterling equivalent £1.8 billion of bonds, completed in May 2024 (including other transaction costs of £3 million). This was partly offset by interest of £31 million (30 June 2023: £28 million) in relation to FII GLO, as described on page 37.
Other adjusting items in 2024 included a fair value loss of £23 million on embedded derivatives related to associates, a charge of
£15 million in relation to a tax case in Brazil and interest expense of £5 million in relation to a tax provision in the Netherlands.
All of the adjustments noted above have been included in the adjusted earnings per share calculation on page 34.
Adjusting items included in results of associates and joint ventures
Adjusting items included in results of associates and joint ventures was a credit of £1,367 million in the first six months of 2024 (30 June
2023: £15 million charge).
The credit in the six months ended 30 June 2024 is largely in respect of the sale by the Group of 436,851,457 ordinary shares held in the
Group's associate, ITC in India. The sale represents 3.5% of ITC's ordinary shares. The gain of £1,361 million has been treated as an adjusting item. Subsequent to the sale, the Group's share of ITC has reduced from 29.02% (31 December 2023) to 25.49% at 30 June
2024.
The net charge in the six months ended 30 June 2023 related to a gain of £16 million (being a deemed gain as the Group’s interest in ITC decreased from 29.19% to 29.12% as a result of ITC issuing ordinary shares under the company’s Employees Share Option Scheme) that was more than offset by an impairment charge of £35 million (or £33 million net of tax) in respect of the Group's investment in
Organigram Holdings Inc.
The share of post-tax results of associates and joint ventures is after the adjusting items noted above, which are excluded from the calculation of adjusted earnings per share as set out on page 34.
Adjusting items included in taxation
The Group’s tax rate is affected by the adjusting items referred to below and by the inclusion of the share of associates and joint ventures post-tax profit in the Group’s pre-tax results.
Adjusting items in the six months ended 30 June 2024 included £36 million (30 June 2023: £10 million) reflecting charges in respect of the revised treatment of Rio de Janeiro VAT incentives, described further on page 35, offset by the revaluation of deferred tax liabilities arising on trademarks recognised in the Reynolds American acquisition in 2017 due to changes in applicable U.S. state tax rates and apportionment factors, as well as tax relief for interest accrued as part of the provision made in 2023 regarding Netherlands tax risks.
The adjusting tax item also includes £151 million (30 June 2023: £8 million) in respect of the taxation on other adjusting items, which are described on pages 27 to 29.
Refer to page 37 for the Franked Investment Income Group Litigation Order update.
As the above items are not reflective of the ongoing business, they have been recognised as adjusting items within taxation. All of the adjustments noted above have been included in the adjusted earnings per share calculation on page 34.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Liquidity
The Treasury function is responsible for raising finance for the Group, managing the Group’s cash resources and the financial risks arising from underlying operations. All these activities are carried out under defined policies, procedures and limits, reviewed and approved by the Board, delegating oversight to the Finance Director and Treasury function. The Group has targeted an average centrally managed bond maturity of at least five years with no more than 20% of centrally managed debt maturing in a single rolling 12-month period.
As at 30 June 2024, the average centrally managed debt maturity of bonds was 9.2 years (30 June 2023: 9.5 years;
31 December 2023: 10.5 years) and the highest proportion of centrally managed debt maturing in a single rolling 12-month period was
15.6% (30 June 2023: 18.5%; 31 December 2023: 15.7%).
The Group continues to maintain investment-grade credit ratings, with ratings from Moody’s, S&P and Fitch at Baa2 (positive outlook),
BBB+ (stable outlook) and BBB+ (stable outlook), respectively. The strength of the ratings has underpinned debt issuance and the Group is confident of its ability to continue to successfully access the debt capital markets. A credit rating is not a recommendation to buy, sell or hold securities. A credit rating may be subject to withdrawal or revision at any time. Each rating should be evaluated separately of any other rating.
In order to manage its interest rate risk, the Group maintains both floating rate and fixed rate debt. The Group sets targets (within overall guidelines) for the desired ratio of floating to fixed rate debt on a net basis (at least 50% fixed on a net basis in the short to medium term). At 30 June 2024, the relevant ratio of floating to fixed rate borrowings after the impact of derivatives was 16:84 (30 June 2023:
14:86; 31 December 2023: 10:90). Excluding cash and other liquid assets in Canada, which are subject to certain restrictions under CCAA protection, the ratio of floating to fixed rate borrowings was 5:95 (30 June 2023: 9:91; 31 December 2023: 2:98).
Available facilities
It is Group policy that short-term sources of funds (including drawings under both the US$4 billion U.S. commercial paper programme and £3 billion euro commercial paper programme) are backed by undrawn committed lines of credit and cash. As at 30 June 2024, commercial paper of £nil was outstanding (30 June 2023: £269 million drawn; 31 December 2023: £nil). Cash flows relating to commercial paper issuances with maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement.
At 30 June 2024, the Group had access to a £5.4 billion revolving credit facility. This facility was undrawn at 30 June 2024. In March 2024, the Group exercised the first of the one-year extension options on the £2.5 billion 364-day tranche of the revolving credit facility.
Additionally, £2.85 billion of the five-year tranche remains available until March 2025, with £2.7 billion remaining available from March
2025 to March 2026 and £2.5 billion remaining available from March 2026 to March 2027. During the first six months of 2024, the Group refinanced or extended short-term bilateral facilities totalling £1.3 billion. As at 30 June 2024, £100 million was drawn on a short-term basis with £2.1 billion undrawn and still available under such bilateral facilities. Cash flows relating to bilateral facilities that have maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement.
Issuance, drawdowns and repayments in the period
–In February 2024, the Group accessed the US dollar market under the SEC Shelf Programme, raising a total of US$1.7 billion across two tranches;
–In March 2024, the Group repaid a £229 million bond at maturity;
–In April 2024, the Group accessed the Euro market under its EMTN Programme raising a total of €900 million; and
–To optimise the Group’s debt capital structure using available liquidity and to reduce gross and net debt, in May 2024, the Group completed a capped debt tender offer, targeting series of low-priced, long-dated GBP-, EUR- and USD-denominated bonds, pursuant to which the Group repurchased bonds prior to their maturity in a principal amount of £1.8 billion.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Cash Flow
Net cash generated from operating activities
Net cash generated from operating activities in the IFRS cash flows on page 25 includes the following items:

	Six months ended 30 June
	2024	2023
	£m	£m
Profit for the period	4,559	4,035
Taxation on ordinary activities	1,041	1,268
Share of post-tax results of associates and joint ventures	(1,647)	(289)
Net finance costs	305	921
Profit from operations	4,258	5,935
Adjustments for:
– depreciation, amortisation and impairment costs	1,620	480
– increase in inventories	(606)	(357)
– increase in trade and other receivables	(268)	(425)
– decrease in Master Settlement Agreement payable	(868)	(897)
– increase in trade and other payables	321	347
– decrease in retirement benefit liabilities	(17)	(55)
– decrease in other provisions for liabilities	(302)	(535)
– other non-cash items	(16)	29
Cash generated from operating activities	4,122	4,522
Dividends received from associates	196	202
Tax paid	(1,153)	(1,349)
Net cash generated from operating activities	3,165	3,375
Net cash generated from operating activities declined by £210 million, partly due to the final payment in respect of the settlement agreements with the DOJ and OFAC in June 2024 (£267 million) while the prior year benefited from tax credits in Brazil (£264 million).
Included within net cash generated from operating activities were litigation payments of £298 million (30 June 2023: £179 million) which included, in both 2024 and 2023, payments in respect of Engle and, in 2023, payments related to the settlement of the investigation by the Federal Competition and Consumer Protection Commission in Nigeria, as previously disclosed.
Expenditure on research and development was approximately £168 million for the six months to 30 June 2024 (30 June 2023:
£194 million) with a focus on products that could potentially reduce the risk associated with smoking conventional cigarettes.
Net cash from investing activities
Net cash from investing activities was £1,433 million, an improvement of £1,392 million from the same period last year when it was an inflow of £41 million. The improvement was largely due to £1,577 million net proceeds from the partial monetisation of our investment in
ITC partly offset by a net outflow of £107 million (30 June 2023: £110 million net inflow) from short-term investment products, including treasury bills. Purchases of property, plant and equipment were largely in line with 2023, at £116 million (30 June 2023: £110 million).
Included within investing activities is gross capital expenditure. This includes the investment in the Group’s global operational infrastructure (including, but not limited to, the manufacturing network, trade marketing and IT systems). In 2024, the Group invested
£146 million, an increase of 13.0% on the prior year (30 June 2023: £130 million). The Group now expects gross capital expenditure in 2024 of approximately £600 million mainly related to the ongoing investment in the Group’s operational infrastructure, including the expansion of our New Categories portfolio and enhancements to our Modern Oral capacity.
Net cash used in financing activities
Net cash used in financing activities was an outflow of £3,358 million in 2024 (30 June 2023: £3,023 million outflow). The total outflow includes:
–The payment of the dividend of £2,605 million (30 June 2023: £2,479 million);
–Higher interest paid in the period of £889 million (30 June 2023: £855 million), driven by higher interest charges in line with the increase in the Group's average cost of debt;
–The lower net issuance of borrowings in 2024 of £868 million compared to £1,004 million in the six months to 30 June 2023;
–An outflow of £115 million related to derivatives (30 June 2023: outflow of £429 million); and
–In the first six months of 2024, an outflow of £366 million (30 June 2023: £nil) in respect of the 2024 share buy-back programme.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Fair value measurements and valuation processes
The Group held certain financial instruments at fair value at 30 June 2024. The definitions and valuation techniques employed for these as at 30 June 2024 are consistent with those used at 31 December 2023 and disclosed in Note 26 on pages 274 to 278 of the Group’s
Annual Report and Accounts and Form 20-F for the year ended 31 December 2023:
–Level 1 financial instruments are traded in an active market and fair value is based on quoted prices at the period end.
–Level 2 financial instruments are not traded in an active market, but the fair values are based on quoted market prices, broker/dealer quotations, or alternative pricing sources with reasonable levels of price transparency. The Group’s level 2 financial instruments include
OTC derivatives.
–The fair values of level 3 financial instruments have been determined using a valuation technique where at least one input (which could have a significant effect on the instrument's valuation) is not based on observable market data. The Group’s level 3 financial instruments primarily consist of an equity investment in an unquoted entity, interest free loans and other treasury products which are valued using the discounted cash flows of estimated future cash flows.
While the carrying values of assets and liabilities at fair value have changed since 31 December 2023, the Group does not consider the movements in value to be significant, and the categorisation of these assets and liabilities in accordance with the disclosure requirements of IFRS 7 Financial Instruments has not materially changed. The values of level 1 assets and level 3 assets are £583 million and £235 million, respectively, at 30 June 2024 (30 June 2023: £361 million and £200 million, respectively), and 31 December 2023:
£527 million and £192 million, respectively).
Level 2 assets and liabilities are shown below.

	As at 30 June		As at 31 December
	2024	2023	2023
	£m	£m	£m
Assets at fair value
Derivatives relating to
– interest rate swaps	5	6	10
– cross-currency swaps	93	234	115
– forward foreign currency contracts	161	305	165
Assets at fair value	259	545	290

Liabilities at fair value
Derivatives relating to
– interest rate swaps	227	398	187
– cross-currency swaps	10	75	13
– forward foreign currency contracts	82	208	195
– embedded derivative relating to associates	17	—	—
Liabilities at fair value	336	681	395
Borrowings are carried at amortised cost. The fair value of borrowings is estimated to be £37,031 million (30 June 2023: £36,945 million;
31 December 2023: £36,000 million). The value of other assets and liabilities held at amortised cost are not materially different from their fair values.
Related party disclosures
The Group’s related party transactions and relationships for 2023 were disclosed on pages 284 and 285 of the Annual Report and
Accounts and Form 20-F for the year ended 31 December 2023.
In the six months ended 30 June 2024, apart from the partial sale of the Group's investment in ITC (refer to page 29), there were no material changes in related parties or related party transactions to be reported.
In the six months ended 30 June 2023, apart from the investment in and collaboration with Organigram, there were no material changes in related parties or related party transactions to be reported.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Earnings per share
Basic earnings per share were up 13.9% to 201.1p (30 June 2023: 176.6p) driven by:
–A gain of £1,361 million recognised in respect of the partial sale of the Group's investment in ITC (see page 29); and
–A credit of £590 million related to the debt liability management exercise undertaken in the first half of 2024 (see page 29).
These more than offset the reduction in profit from operations (largely in respect of higher amortisation and impairment charges and due to the sale, in the second half of 2023, of the Group's businesses in Russia and Belarus) discussed earlier.
Earnings per share were also positively impacted by the share buy-back programme. On 18 March 2024, the Company announced its intention to start a sustainable share buy-back programme with £700 million worth of shares to be purchased in 2024 and £900 million worth of shares to be purchased in 2025. As at 30 June 2024, the Company had repurchased 15,189,762 ordinary shares. Total consideration for the repurchase of shares was £366 million in the first half of 2024, and was recorded within retained earnings.
Before adjusting items and including the dilutive effect of employee share schemes, adjusted diluted earnings per share declined 6.8% to
169.3p (30 June 2023: 181.6p).
Excluding the impact of the sale of the Group's businesses in Russia and Belarus and before the impact of  translational foreign exchange, on an organic basis, adjusted diluted earnings per share were 1.3% higher at 177.7p. For a full reconciliation of diluted earnings per share to adjusted diluted earnings per share, at constant rates, see page 53.
Earnings used in the basic, diluted and headline earnings per share calculation represent the profit attributable to the ordinary equity shareholders after deducting amounts representing the coupon on perpetual hybrid bonds on a pro-rata basis regardless of whether or not coupons have been declared and paid in the period. In 2024, this was £21 million (30 June 2023: £22 million), net of tax.

	Six months ended 30 June
	2024	2023
	£m	£m
Earnings attributable to owners of the parent	4,492	3,959
Coupon on perpetual hybrid bonds	(28)	(29)
Tax on coupon on perpetual hybrid bonds	7	7
Earnings	4,471	3,937
Basic earnings per share are based on the profit for the period attributable to ordinary shareholders and the weighted average number of ordinary shares in issue during the period (excluding treasury shares). For the calculation of the diluted earnings per share, the weighted average number of shares reflects the potential dilutive effect of employee share schemes.
Earnings per share calculations are based upon the following :

		Reported		Adjusted		Headline
		Basic	Diluted	Basic	Diluted	Basic	Diluted
Six months to 30 June 2024
– Earnings	£m	4,471	4,471	3,779	3,779	3,500	3,500
– Shares	m	2,223	2,232	2,223	2,232	2,223	2,232
– Per share	p	201.1	200.3	170.0	169.3	157.5	156.8
Six months to 30 June 2023
– Earnings	£m	3,937	3,937	4,062	4,062	3,980	3,980
– Shares	m	2,229	2,237	2,229	2,237	2,229	2,237
– Per share	p	176.6	176.0	182.2	181.6	178.6	177.9
British American Tobacco p.l.c. is a public limited company which is listed on the London Stock Exchange, New York Stock Exchange and the JSE Limited in South Africa. British American Tobacco p.l.c. is incorporated in England and Wales (No. 3407696) and domiciled in the UK.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Earnings per share (continued)
Adjusted diluted earnings per share are calculated by taking the following adjustments into account (see pages 27 to 29):
Items presented below are net of tax, when applicable.

	Six months ended 30 June
	2024	2023
	pence	pence
Diluted earnings per share	200.3	176.0
Effect of amortisation and impairment of goodwill, trademarks and similar intangibles	44.5	3.6
Effect of settlement of historical litigation in relation to the Fox River	(5.0)	—
Net effect of Excise and VAT cases	—	(5.3)
Effect in operating profit of partial disposal of an associate	0.3	—
Effect of charges in respect of DOJ and OFAC investigations	0.2	3.0
Effect of planned disposal of subsidiaries	—	0.7
Effect of other adjusting items in operating profit	4.6	1.9
Effect of adjusting items in net finance costs	(17.4)	0.6
Effect of gains related to the partial divestment of shares held in ITC	(61.1)	—
Tax associated with the partial divestment of shares held in ITC	1.6	—
Effect of associates’ adjusting items	(0.3)	0.7
Effect of adjusting items in respect of deferred taxation	(5.9)	0.4
Adjusting items in tax	7.5	—
Adjusted diluted earnings per share	169.3	181.6
Impact of translational foreign exchange	8.4	—
Adjusted diluted earnings per share translated at 2023 exchange rates	177.7	181.6
The presentation of headline earnings per share, as an alternative measure of earnings per share, is mandated under the JSE Listing
Requirements. It is calculated in accordance with Circular 1/2023 ‘Headline Earnings’ as issued by the South African Institute of
Chartered Accountants.
Diluted headline earnings per share are calculated by taking the following adjustments into account:

	Six months ended 30 June
	2024	2023
	pence	pence
Diluted earnings per share	200.3	176.0
Effect of impairment of intangibles, property, plant and equipment, associates and held-for-sale assets (net of tax)	16.8	3.0
Effect of gains on disposal of property, plant and equipment, trademarks, held-for-sale assets, partial/full termination of IFRS 16 leases, and sale and leaseback (net of tax)	(1.4)	(0.4)
Issue of shares and change in shareholding of an associate	(0.3)	(0.7)
Gain on partial disposal of an associate and associated capital gains tax	(58.6)	—
Diluted headline earnings per share	156.8	177.9
The following is a reconciliation of earnings to headline earnings, in accordance with the JSE Listing Requirements:

	Six months ended 30 June
	2024	2023
	£m	£m
Earnings	4,471	3,937
Effect of impairment of intangibles, property, plant and equipment, associates and held-for-sale assets (net of tax)	373	68
Effect of gains on disposal of property, plant and equipment, trademarks, held-for-sale assets, partial/full termination of IFRS 16 leases, and sale and leaseback (net of tax)	(31)	(8)
Effect of impairment of subsidiaries transferred to held-for-sale and associated costs (net of tax)	—	(1)
Issue of shares and change in shareholding of an associate	(6)	(16)
Gain on partial disposal of an associate and associated capital gains tax	(1,307)	—
Headline earnings	3,500	3,980

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Contingent liabilities and financial commitments
The Group has contingent liabilities in respect of litigation, taxes and guarantees in various countries. These are described below, are further described in Note 31 to the 2023 Annual Report and Accounts and Form 20-F and will be included in the 2024 Annual Report and
Accounts and Form 20-F. The Group is subject to contingencies pursuant to requirements that it complies with relevant laws, regulations and standards. Failure to comply could result in restrictions in operations, damages, fines, increased tax, increased cost of compliance, interest charges, reputational damage or other sanctions. These matters are inherently difficult to quantify.
In cases where the Group has an obligation as a result of a past event existing at the balance sheet date, it is probable that an outflow of economic resources will be required to settle the obligation and the amount of the obligation can be reliably estimated, a provision will be recognised based on best estimates and management judgement. There are, however, contingent liabilities in respect of litigation, taxes in some countries and guarantees for which no provisions have been made. While the amounts that may be payable or receivable could be material to the results or cash flows of the Group in the period in which they are recognised, the Board does not expect these amounts to have a material effect on the Group’s financial condition.
Taxes
The Group has exposures in respect of the payment or recovery of a number of taxes. The Group is and has been subject to a number of tax audits covering, among others, excise tax, value-added taxes, sales taxes, corporate taxes, overseas withholding taxes and payroll taxes. The estimated costs of known tax obligations have been provided in these accounts in accordance with the Group’s accounting policies. In some countries, tax law requires that full or part payment of disputed tax assessments be made pending resolution of the dispute. To the extent that such payments exceed the estimated obligation, they would not be recognised as an expense.
There are disputes that are in or may proceed to litigation in a number of countries, including Brazil and the Netherlands. In relation to
Souza Cruz, the Group’s Brazilian subsidiary, the Brazilian Federal Tax authority has challenged the treatment of Rio de Janeiro VAT incentives. In October 2021, in respect of the 2016-2023 calendar years, the authorities’ position was upheld at the lower Judicial Court.
Souza Cruz has appealed in full against the judgment. In June 2024, the Brazilian tax authorities initiated a tax audit specifically focused on the exclusion of the VAT incentives from corporate income tax. Consideration of the defence strategy has led Management to file a petition to withdraw its judicial claims in order to be able to defend the company’s position in the administrative courts. The Brazilian
Federal Tax authority has filed an appeal challenging the withdrawal of the judicial claim. This has resulted in a reversal of the benefit recognised for the company’s claim for the period 2016-2019 of BRL327 million (£47 million) and a provision for potential exposure to tax, interest and penalties of BRL969 million (£138 million) for the 2020-2023 period.
The Group is also appealing the ruling in respect of sales taxes and penalties in South Korea.
Group litigation
Group companies, as well as other leading cigarette manufacturers, are defendants in a number of product liability cases. In a number of the cases, the amounts of compensatory and punitive damages sought are significant. While it is impossible to be certain of the outcome of any particular case or of the amount of any possible adverse verdict, the Group believes that the defences of the Group’s companies to all these various claims are meritorious on both the law and the facts, and a vigorous defence is being made everywhere. If an adverse judgment is entered against any of the Group’s companies in any case, avenues of appeal will be pursued as necessary. Such appeals could require the appellants to post appeal bonds or substitute security in amounts that could in some cases equal or exceed the amount of the judgment. At least in the aggregate, and despite the quality of defences available to the Group, it is not impossible that the
Group’s results of operations or cash flows in a particular period could be materially affected by this and by the final outcome of any particular litigation.
Canada
In Canada, following the implementation of legislation enabling provincial governments to recover healthcare costs directly from tobacco manufacturers, ten actions for recovery of healthcare costs arising from the treatment of smoking and health-related diseases were commenced in ten provinces. Damages sought have not yet been quantified by all ten provinces; however, in respect of five provinces, the damages quantified in each of the provinces range between CAD$10 billion (approximately £5.8 billion) and CAD$118 billion
(approximately £68.2 billion), and the province of Ontario delivered an expert report quantifying its damages in the range of CAD$280 billion (approximately £161.9 billion) and CAD$630 billion (approximately £364.2 billion) in 2016/2017 dollars. Ontario has amended its
Statement of Claim to claim damages of CAD$330 billion (approximately £190.8 billion). On 31 January 2019, the Province delivered a further expert report claiming an additional CAD$9.4 billion (approximately £5.4 billion) and CAD$10.9 billion in damages (approximately
£6.3 billion) in respect of environmental tobacco smoke. No trial date has been set. In respect of New Brunswick, on 7 March 2019, the
New Brunswick Court of Queen’s Bench released a decision requiring the Province to produce a substantial amount of additional documentation and data to the defendants. As a result, the original trial date of 4 November 2019 has been delayed. No new trial date has been set.
In addition to the actions commenced by the provincial governments, there are numerous class actions outstanding against Group companies. As set out below, all of these actions are currently subject to stays of proceedings. On 1 March 2019, the Quebec Court of
Appeal handed down a judgment which largely upheld and endorsed the lower court’s previous decision in the Quebec class actions.
ITCAN’s share of the judgment is approximately CAD$9.2 billion (approximately £5.3 billion). As a result of this judgment, the attempts by the Quebec plaintiffs to obtain payment out of the CAD$758 million (approximately £438 million) on deposit with the court, the fact that
JTI-MacDonald Corp (a co-defendant in the cases) filed for protection under the CCAA on 8 March 2019 and obtained a court ordered stay of all tobacco litigation in Canada as against all defendants (including the RJR Group Companies) until 4 April 2019, and the need for a process to resolve all of the outstanding litigation across the country, on 12 March 2019, ITCAN filed for protection under the CCAA. In its application, ITCAN asked the Ontario Superior Court to stay all pending or contemplated litigation against ITCAN, certain of its subsidiaries and all other Group companies that were defendants in the Canadian tobacco litigation (the “stays”). The stays are currently in place until 30 September 2024. While the stays are in place, no steps are to be taken in connection with the Canadian tobacco litigation with respect to ITCAN, certain of its subsidiaries or any other Group company. The parties continue to work towards a plan of arrangement or compromise in a confidential mediation (by order of the Court) as part of the CCAA process. The length and ultimate outcome of the CCAA process, including the resolution of the underlying legal proceedings, remains uncertain.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Contingent liabilities and financial commitments (continued)
U.S. - Engle
As at 30 June 2024, the Group’s subsidiaries, R. J. Reynolds Tobacco Company (RJRT), Lorillard Tobacco Company (Lorillard Tobacco) and
Brown & Williamson Holdings, Inc., had collectively been served in 252 pending Engle progeny cases filed on behalf of approximately 311 individual plaintiffs. Many of these are in active discovery or nearing trial. In addition, as at 30 June 2024, RJRT was aware of four additional Engle progeny cases that have been filed but not served. In the first half of 2024, RJRT or Lorillard Tobacco paid judgments in two Engle progeny cases. Those payments totalled approximately US$0.3 million (approximately £0.2 million) in compensatory or punitive damages. Additional costs were paid in respect of attorneys' fees and statutory interest. In addition, from
1 January 2022 to 30 June 2024, outstanding jury verdicts in favour of the Engle progeny plaintiffs had been entered against RJRT or
Lorillard Tobacco for US$63.7 million (approximately £50.4 million) in compensatory damages (as adjusted) and US$39.2 million
(approximately £31.0 million) in punitive damages. A majority of these verdicts are in various stages in the appellate process and have been bonded as required by Florida law under the US$200 million (approximately £158.2 million) bond cap passed by the Florida legislature in 2009. Although the Group cannot currently predict when or how much it may be required to bond and pay, the Group’s subsidiaries will likely be required to bond and pay additional judgments as the litigation proceeds.
Fox River
In January 2017, NCR Corporation (NCR) and Appvion Inc (Appvion) entered into a Consent Decree with the U.S. Government to resolve how the remaining clean-up will be funded and to resolve further outstanding claims between them. The Consent Decree was approved by the District Court of Wisconsin in August 2017. The U.S. Government enforcement action against NCR was terminated as a result of that order and contribution claims from the Potentially Responsible Parties (PRPs) against NCR were dismissed. On 3 January 2019, the
U.S. Government, P. H. Glatfelter and Georgia-Pacific (the remaining Fox River PRPs) sought approval for a separate Consent Decree settling the allocation of costs on the Fox River. This Consent Decree was approved by the District Court in the Eastern District of
Wisconsin on 14 March 2019, and concludes all existing litigation on the Fox River clean-up. Considering these developments, the provision has been reviewed. No adjustment has been proposed with the provision standing at £44 million at 30 June 2024 (30 June
2023: £50 million; 31 December 2023: £44 million) after disbursements.
In July 2016, the High Court ruled in favour of BAT Industries p.l.c. (Industries), stating that a dividend of €135 million (approximately
£114.5 million) paid by Windward Prospects Limited (Windward) to Sequana S.A. (Sequana) in May 2009 was a transaction made with the intention of putting assets beyond the reach of Industries and of negatively impacting its interests. On 10 February 2017, following a hearing in January 2017 to determine the relief due, the Court found in favour of Industries, ordering that Sequana must pay an amount up to the full value of the dividend plus interest which equates to around US$185 million (approximately £146.3 million), related to past and future clean-up costs. The Court granted all parties leave to appeal and Sequana a stay in respect of the above payments. The appeal was heard in June 2018. Judgment was given on 6 February 2019 and the Court of Appeal upheld the High Court’s findings against
Sequana. The Court of Appeal refused applications made by both parties for a further appeal to the UK Supreme Court. Both parties applied directly to the UK Supreme Court for permission to appeal in March 2019. On 31 July 2019, BTI 2014 LLC (BTI), a Group subsidiary, was granted permission to appeal to the Supreme Court in respect of its claims against the former Windward directors (who authorised the dividend payments to Sequana). On the same day, the Supreme Court refused Sequana permission to appeal. On 5 October 2022, the Supreme Court handed down its judgment, dismissing BTI's appeal. BTI has also brought claims against certain of Windward’s former advisers. In February 2017, Sequana entered into a process in France seeking court protection (the “Sauvegarde”), exiting the
Sauvegarde in June 2017. In May 2019, Sequana was placed into formal liquidation proceedings. No payments have been received from
Sequana.
In June 2024, the Group settled one of its historical litigations related to the clean up costs of the Fox River, recognising net income of
£132 million. At 30 June 2024, the balance was held within debtors and is expected to be received by the Group in Q3 2024.
Kalamazoo
Georgia-Pacific, a designated PRP in respect of the Kalamazoo River in Michigan, also pursued NCR in relation to remediation costs caused by PCBs released into that river. On 26 September 2013, the United States District Court, Michigan held that NCR was liable as a
PRP on the basis that it had arranged for the disposal of hazardous material for the purposes of the Comprehensive Environmental
Response, Compensation and Liability Act (CERCLA).
Following further litigation, on 11 December 2019, NCR announced that it had entered into a Consent Decree with the U.S. Government and the State of Michigan (subsequently approved by the Michigan Court on 2 December 2020), pursuant to which it assumed liability for certain remediation work at the Kalamazoo River. The payments to be made on the face of the Consent Decree in respect of such work total approximately US$245 million (approximately £193.8 million). The Consent Decree also provides for the payment by NCR of an outstanding judgment against it of approximately US$20 million (approximately £15.8 million) to Georgia-Pacific.
The quantum of the clean-up costs for the Kalamazoo River is presently unclear. It seems likely to well exceed the amounts payable on the face of the Consent Decree.
On 10 February 2023, NCR filed a complaint in the United States District Court for the Southern District of New York against Industries, seeking a declaration that Industries must compensate NCR for 60% of costs NCR incurred and incurs relating to the Kalamazoo River site on the asserted basis that the Kalamazoo River constitutes a ‘Future Site’ for the purposes of a 1998 Settlement Agreement between it, Appvion and Industries. On 23 June 2023, Industries filed its defence and counterclaims in the proceedings. On 2 October 2023, NCR filed a motion for declaratory judgment on its complaint and to strike out Industries’ affirmative defences and counterclaims. Industries has filed its reply to this motion. The motion is expected to be heard at a date to be fixed later in 2024.
Investigations
There are instances where Group companies are cooperating with relevant national competition authorities in relation to ongoing competition law investigations and/or engaged in legal proceedings at the appellate level, including (amongst others) in the Netherlands.
From time to time, the Group investigates, and becomes aware of governmental authorities’ investigations into allegations of misconduct, including alleged breaches of sanctions and allegations of corruption, at Group companies. Some of these allegations of misconduct, alleged breaches of sanctions and allegations of corruption are currently being investigated. The Group cooperates with the authorities, where appropriate.
In June 2024, the Group paid US$332 million (approximately £267 million) to the U.S. Department of Justice in final settlement of the previously disclosed investigation.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Contingent liabilities and financial commitments (continued)
Summary
Having regard to all these matters, with the exception of the Fox River and Canada (Quebec), the Group does not consider it appropriate to make any provision or accrual in respect of any pending litigation. The Group does not believe that the ultimate outcome of this litigation will significantly impair the Group’s financial condition. If the facts and circumstances change, then there could be a material impact on the financial statements of the Group. In addition, the Group accrues for damages, attorneys' fees and/or statutory interest, including in respect of certain Engle progeny cases, certain U.S. individual smoking and health cases and the DOJ medical reimbursement/corrective statement case.
Full details of the litigation against Group companies and tax disputes as at 30 June 2024 will be included in the Annual Report and
Accounts and Form 20-F for the year ended 31 December 2024. Whilst there has been some movement on new and existing cases against Group companies, there have been, except as otherwise stated, no material developments to date in 2024 that would impact the financial position of the Group.
Franked Investment Income Group Litigation Order
The Group is the principal test claimant in an action in the United Kingdom against HM Revenue and Customs (HMRC) in the FII GLO.
There were 16 corporate groups in the FII GLO as at 30 June 2024. The case concerns the treatment for UK corporate tax purposes of profits earned overseas and distributed to the UK. The Supreme Court heard appeals in two separate trials during 2020. The judgment in the first hearing was handed down in November 2020 and concerned the time limit for bringing claims. The Supreme Court remitted that matter to the High Court to determine whether the claim is within time on the facts. The judgment from the second hearing was handed down in July 2021 and concerned issues relating to the type of claims BAT is entitled to bring. Applying that judgment reduces the value of the FII GLO claim to approximately £0.3 billion, mainly as the result of the application of simple interest and the limitation to claims for advance corporation tax offset against lawful corporation tax charges, which is subject to the determination of the timing issue by the High Court and any subsequent appeal.
The High Court hearing on time limits was heard in late November 2023 with judgment handed down in February 2024.  The High Court determined that claims should have been filed within 6 years of June 2000 meaning that BAT’s claims are in time. HMRC have applied to appeal the judgment, which has been granted, but no date has yet been set for the hearing. The final resolution of all issues in the litigation is likely to take several more years.
During 2015, HMRC paid to the Group a gross amount of £1.2 billion in two separate payments, less a deduction (withheld by HMRC) of
£0.3 billion. The payments made by HMRC have been made without any admission of liability and are subject to refund were HMRC to succeed on appeal. Due to the uncertainty of the amounts and eventual outcome the Group has not recognised any impact in the income statement in the current or prior period in respect of the receipt (being net £0.9 billion) which is held within trade and other payables. Any future recognition as income will be treated as an adjusting item, due to the size of the order, with interest of £31 million for the six months ended 30 June 2024 (30 June 2023: £28 million) accruing on the balance, which was also treated as an adjusting item.
The Group made interim repayments to HMRC of £50 million in 2023 and 2022 and during 2024, the Group has agreed to repay
£0.8 billion to HMRC (being the difference between the amounts received (£0.9 billion net of tax) plus accrued interest and the amount determined in the July 2021 judgment (£0.3 billion)). The repayment schedule is:
–£50 million in 2024;
–£479 million in 2025;
–£222 million in 2026; and
–£43 million in 2027.
Further information on FII GLO is described in Note 10 to the Group’s Annual Report and Accounts and Form 20-F for the year ended 31
December 2023, page 232.
Retirement benefit schemes
The Group’s subsidiary undertakings operate various funded and unfunded defined benefit schemes, including pension and post-
retirement healthcare schemes, and defined contribution schemes in various jurisdictions, with its most significant arrangements being in the U.S., the UK, Canada, Germany, Switzerland and the Netherlands. Together, schemes in these territories account for over 90% of the total underlying obligations of the Group’s defined benefit arrangements and over 70% of the current service cost.
Benefits provided through defined contribution schemes are charged as an expense as payments fall due. The liabilities arising in respect of defined benefit schemes are determined in accordance with the advice of independent, professionally qualified actuaries, using the projected unit credit method. It is Group policy that all schemes are formally valued at least every three years.
The overall net asset for all pension and healthcare schemes in Group subsidiaries amounted to £88 million at 30 June 2024, compared to a net asset of £75 million at 31 December 2023 (30 June 2023: £146 million).

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Summarised financial information
The following summarised financial information is required by the rules of the Securities and Exchange Commission and has been prepared in accordance with Section 3-10 of Regulation S-X in respect of the guarantees of:
–US$8.75 billion of outstanding bonds issued by B.A.T Capital Corporation (BATCAP) in connection with the acquisition of Reynolds
American, including registered bonds issued in exchange for the initially issued bonds (the 2017 Bonds);
–US$11.12 billion of outstanding bonds issued by BATCAP pursuant to the Shelf Registration Statement on Form F-3 filed on 17 July 2019, and US$6.30 billion of outstanding bonds issued by BATCAP pursuant to the Shelf Registration Statement on Form F-3 filed on 1 July
2022 pursuant to which BATCAP, BATIF or the Company may issue an indefinite amount of debt securities; and
–US$2.50 billion of outstanding bonds issued by BATIF pursuant to the Shelf Registration Statement on Form F-3 filed on 17 July 2019, and US$1.00 billion of outstanding bonds issued by BATIF pursuant to the Shelf Registration Statement on Form F-3 filed on 1 July 2022 pursuant to which BATCAP, BATIF or the Company may issue an indefinite amount of debt securities.
As of 28 July 2020, all relevant Group entities suspended their reporting obligations with respect to the US$6.68 billion (30 June 2023:
US$7.70 billion and 31 December 2023: US$6.68 billion) of RAI unsecured notes and US$22.12 million (30 June 2023 and 31 December
2023: US$22.12 million) of Lorillard unsecured notes. As such, no summarised financial information is provided with respect to these securities.
As described below, Reynolds American Inc. (Reynolds American/RAI) is a subsidiary guarantor of all outstanding series of BATCAP and
BATIF bonds. Under the terms of the indentures governing such notes, any subsidiary guarantor (including Reynolds American) other than BATCAP or BATIF, as applicable, BATNF and BATHTN (as defined below), will automatically and unconditionally be released from all obligations under its guarantee, and such guarantee shall thereupon terminate and be discharged and of no further force or effect, in the event that (1) its guarantee of all then outstanding notes issued under the Group’s EMTN Programme is released or (2) at substantially the same time its guarantee of the debt securities is terminated, such subsidiary guarantor is released from all obligations in respect of indebtedness for borrowed money for which such subsidiary guarantor is an obligor (as a guarantor or borrower). Under the EMTN
Programme, Reynolds American’s guarantee is released if at any time the aggregate amount of indebtedness for borrowed money, subject to certain exceptions, for which Reynolds American is an obligor, does not exceed 10% of the outstanding long-term debt of BAT as reflected in the balance sheet included in BAT's most recent publicly released interim or annual consolidated financial statements.
Reynolds American’s guarantee may be released notwithstanding Reynolds American guaranteeing other indebtedness, provided
Reynolds American’s guarantee of outstanding notes issued under the EMTN Programme is released. If Reynolds American’s guarantee is released, BAT is not required to replace such guarantee, and the debt securities will have the benefit of fewer subsidiary guarantees for the remaining maturity of the debt securities.
Note: The following summarised financial information reports the unconsolidated contribution of each applicable company to the
Group’s consolidated results and not the separate financial statements for each applicable company as local financial statements are prepared in accordance with local legislative requirements and may differ from the financial information provided below. In particular, in respect of the United States region, all financial statements and financial information provided by or with respect to the U.S. business or
RAI (and/or RAI and its subsidiaries (collectively, the Reynolds Group)) are prepared on the basis of U.S. GAAP and constitute the primary financial statements or financial information of the U.S. business or RAI (and/or the Reynolds Group). Solely for the purpose of consolidation within the results of BAT p.l.c. and the BAT Group, this financial information is then converted to IFRS. To the extent any such financial information provided in these financial statements relates to the U.S. business or RAI (and/or the Reynolds Group), it is provided as an explanation of the U.S. business’s or RAI’s (and/or the Reynolds Group’s) primary U.S. GAAP-based financial statements and information.
The subsidiaries disclosed below are wholly-owned and the guarantees provided are full and unconditional, and joint and several:
a.British American Tobacco p.l.c. (as the parent guarantor), referred to as ‘BAT p.l.c.’ in the financials below;
b.B.A.T Capital Corporation (as an issuer or a subsidiary guarantor, as the case may be), referred to as ‘BATCAP’ in the financials below;
c.B.A.T. International Finance p.l.c. (as an issuer or a subsidiary guarantor, as the case may be), referred to as ‘BATIF’ in the financials below;
d.B.A.T. Netherlands Finance B.V. (as a subsidiary guarantor), referred to as ‘BATNF’ in the financials below;
e.Reynolds American Inc. (as a subsidiary guarantor), referred to as ‘RAI’ in the financials below; and
f.British American Tobacco Holdings (The Netherlands) B.V. (as a subsidiary guarantor of the 2017 Bonds only), referred to as ‘BATHTN’
in the financials below.
In accordance with Section 13-01 of Regulation S-X, information in respect of investments in subsidiaries that are not issuers or guarantors has been excluded from non-current assets as shown in the balance sheet table below. The “BATHTN” column in the summarised financial information is only applicable in the context of the 2017 Bonds. British American Tobacco Holdings (The
Netherlands) B.V. (‘BATHTN’) is not an issuer nor a guarantor of any of the other securities referenced in this note. None of the issuers or other guarantors has material balances with or an investment in BATHTN. Investments in subsidiaries represent share capital acquired in relation to or issued by subsidiary undertakings.
In the case of debt securities that may be issued by BAT p.l.c., BATCAP or BATIF under an indenture to be entered into (the “2022
Indenture”) and referred to in the registration statement in Form F-3 (Registration No. 333-265958), one or more of BATCAP, BATIF,
BATNF and RAI may guarantee such debt securities to the extent specified in the applicable supplemental indenture to the 2022
Indenture. In addition, BAT p.l.c. will be a parent guarantor in respect of any debt securities issued by BATCAP or BATIF under the 2022
Indenture.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Summarised financial information (continued)

Six months ended 30 June 2024	BAT p.l.c.	BATCAP	BATIF	BATNF	RAI	BATHTN
	£m	£m	£m	£m	£m	£m
Income Statement
Revenue	—	—	—	—	—	—
(Loss)/profit from operations	(10)	(1)	(12)	—	(1)	1
Dividend income	—	—	—	—	2,519	—
Net finance income/(costs)	285	(19)	794	—	(233)	(32)
Profit/(loss) before taxation	275	(20)	782	—	2,285	(31)
Taxation on ordinary activities	—	(26)	(6)	—	55	(90)
Profit/(loss) for the period	275	(46)	776	—	2,340	(121)

Intercompany transactions - Income Statement
Transactions with non-issuer/non-guarantor subsidiaries (expense)/income	(3)	—	—	—	11	—
Transactions with non-issuer/non-guarantor subsidiaries net finance income	187	161	739	—	12	—
Dividend income from non-issuer/non-guarantor subsidiaries	—	—	—	—	2,519	—

Six months ended 30 June 2023	BAT p.l.c.	BATCAP	BATIF	BATNF	RAI	BATHTN
	£m	£m	£m	£m	£m	£m
Income Statement
Revenue	—	—	—	—	—	—
(Loss)/profit from operations	(521)	—	(1)	—	15	4
Dividend income	—	—	1	—	2,276	—
Net finance income/(costs)	244	(96)	567	—	(267)	—
(Loss)/profit before taxation	(277)	(96)	567	—	2,024	4
Taxation on ordinary activities	—	(2)	7	—	64	(1)
(Loss)/profit for the period	(277)	(98)	574	—	2,088	3

Intercompany transactions - Income Statement
Transactions with non-issuer/non-guarantor subsidiaries (expense)/income	(513)	—	(8)	—	25	3
Transactions with non-issuer/non-guarantor subsidiaries net finance income	144	267	802	7	60	—
Dividend income from non-issuer/non-guarantor subsidiaries	—	—	1	—	2,276	—

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Notes to the Unaudited Interim Financial Statements
Continued
Summarised financial information (continued)

As at 30 June 2024	BAT p.l.c.	BATCAP	BATIF	BATNF	RAI	BATHTN
	£m	£m	£m	£m	£m	£m
Balance Sheet
Non-current assets	1,917	21,097	2,252	1,392	304	56
Current assets	6,176	14,822	45,836	752	975	10
Non-current liabilities	1,580	18,650	11,572	1,392	7,690	14
Non-current borrowings	1,571	18,444	11,314	1,392	7,640	—
Other non-current liabilities	9	206	258	—	50	14
Current liabilities	82	17,251	32,808	751	2,899	128
Current borrowings	38	17,219	32,569	751	2,189	3
Other current liabilities	44	32	239	—	710	125

Intercompany transactions - Balance Sheet
Amounts due from non-issuer/non-guarantor subsidiaries	6,064	17,225	49,096	—	1,242	13
Amounts due to non-issuer/non-guarantor subsidiaries	4	3,115	32,843	—	10	2
Investment in subsidiaries (that are not issuers or guarantors)	27,234	—	718	—	25,398	1,504

As at 31 December 2023	BAT p.l.c.	BATCAP	BATIF	BATNF	RAI	BATHTN
	£m	£m	£m	£m	£m	£m
Balance Sheet
Non-current assets	1,917	20,691	2,238	1,422	318	43
Current assets	9,128	12,739	43,431	790	942	10
Non-current liabilities	1,580	18,266	12,901	1,422	9,163	11
Non-current borrowings	1,571	18,101	12,662	1,422	9,113	—
Other non-current liabilities	9	165	239	—	50	11
Current liabilities	339	15,137	30,091	789	1,301	4
Current borrowings	39	15,102	29,512	788	597	2
Other current liabilities	300	35	579	1	704	2

Intercompany transactions - Balance Sheet
Amounts due from non-issuer/non-guarantor subsidiaries	9,074	16,837	43,279	—	1,229	10
Amounts due to non-issuer/non-guarantor subsidiaries	—	3,735	25,686	—	18	1
Investment in subsidiaries (that are not issuers or guarantors)	27,234	—	718	—	25,185	1,537
Perpetual hybrid bonds
In 2021, BAT p.l.c. issued two €1 billion of perpetual hybrid bonds which were classified as equity as there is no contractual obligation to either repay the principal or make payments of interest. Further information on perpetual hybrid bonds is described in note 22 of the
Group’s Annual Report and Accounts and Form 20-F for the year ended 31 December 2023, page 268. BAT p.l.c.’s unconsolidated contribution to the Group’s consolidated equity results is shown below:

	As at 30 June		As at 31 December
	2024	2023	2023
	£m	£m	£m
Total Equity
Share capital	589	614	614
Share premium	119	112	112
Perpetual hybrid bonds	1,685	1,685	1,685
Other Equity	31,272	31,511	33,949

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Information
Non-financial Key Performance Indicators (KPIs)
Volume
Volume is defined as the number of units sold. Units may vary between categories. This can be summarised for the principal metrics as follows:
–Factory-made cigarettes (FMC) – sticks, regardless of weight or dimensions;
–Roll-Your-Own/Make-Your-Own – kilos, converted to a stick equivalent based upon 0.8 grams (per stick equivalent) for Roll-Your-Own and between 0.5 and 0.7 grams (per stick equivalent) for Make-Your-Own;
–Traditional Oral – pouches (being 1:1 conversion to stick equivalent) and kilos, converted to a stick equivalent based upon 2.8 grams (per stick equivalent) for Moist Snuff, 2.0 grams (per stick equivalent) for Dry Snuff and 7.1 grams (per stick equivalent) for other oral;
–Modern Oral – pouches, being 1:1 conversion to stick equivalent;
–Heated sticks – sticks, being 1:1 conversion to stick equivalent; and
–Vapour – units, being pods, bottles and disposable units. There is no conversion to a stick equivalent.
Volume is recognised in line with IFRS 15 Revenue from Contracts with Customers, based upon transfer of control. It is assumed that there is no material difference, in line with the Group’s recognition of revenue, between the transfer of control and shipment date.
Volume is used by management and investors to assess the relative performance of the Group and its brands within categories, given volume is a principal determinant of revenue.
Volume share
Volume share is the estimated number of units bought by consumers of a specific brand or combination of brands, as a proportion of the total estimated units bought by consumers in the industry, category or other sub-categorisation. Sub-categories include, but are not limited to, HP, Modern Oral, Traditional Oral, Total Oral or Cigarette. Except when referencing particular markets, volume share is based on our Top markets. Management note that the markets that form the definition of Top markets may change between periods as this will reflect the development of the category within markets including their relative sizes.
Where possible, the Group utilises data provided by third-party organisations, including NielsenIQ, based upon retail audit of sales to consumers. In certain markets, where such data is not available, other measures are employed which assess volume share based upon other movements within the supply chain, such as sales to retailers. This may depend on the provision of data by customers including distributors/wholesalers.
Volume share is used by management to assess the relative performance to the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates. The Group’s management believes that this measure is useful to investors to understand the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates. This measure is also useful to understand the Group’s performance when seeking to grow scale within a market or category from which future financial returns can be realised. Volume share provides an indicator of the Group’s relative performance in unit terms versus competitors.
Volume share in each period compares the average volume share in the period with the average volume share in the prior year. This is a more robust measure of performance, removing short-term volatility that may arise at a point in time. Due to the timing of available information, volume share for 2024 is year-to-date May 2024 unless otherwise stated.
However, in certain circumstances, related to periods of introduction to a market, in order to illustrate the latest performance, data may be provided as at the end of the period rather than the average in that period. In these instances, the Group states these at a specific date (for instance, May 2024).
Value share
Value share is the estimated retail value of units bought by consumers of a particular brand or combination of brands, as a proportion of the total estimated retail value of units bought by consumers in the industry, category or other sub-categorisation in discussion. Except when referencing particular markets, value share is based on our Top markets. Management note that the markets that form the definition of Top markets may change between periods as this will reflect the development of the category within markets including their relative sizes.
Where possible, the Group utilises data provided by third-party organisations, including NielsenIQ, based upon retail audit of sales to consumers. In certain markets, where such data is not available, other measures are employed which assess value share based upon other movements within the supply chain, such as sales to retailers. This may depend on the provision of data by customers (including distributors and wholesalers).
Value share is used by management to assess the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates, specifically indicating the Group’s ability to realise value relative to the market. The measure is particularly useful when the Group’s products and/or the relevant category in the market in which they are sold has developed or achieved scale from which value can be realised. The Group’s management believes that this measure is useful to investors to comprehend the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates, specifically indicating the Group’s ability to realise value relative to the market.
Value share in each period compares the average value share in the period with the average value share in the prior year. This is a more robust measure of performance, removing short-term volatility that may arise at a point of time. Due to the timing of available information, value share for 2024 is year-to-date May 2024 unless otherwise stated.
However, in certain circumstances, related to periods of introduction to a market, in order to illustrate the latest performance, data may be provided as at the end of the period rather than the average in that period. In these instances the Group states these at a specific date
(for instance, May 2024).

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Information
Continued
Non-financial Key Performance Indicators (KPIs) (continued)
Price mix
Price mix is a term used by management and investors to explain the movement in revenue between periods. Revenue is affected by the volume (how many units are sold) and the value (how much is each unit sold for). Price mix is used to explain the value component of the sales as the Group sells each unit for a value (price) but may also achieve a movement in revenue due to the relative proportions of higher value volume sold compared to lower value volume sold (mix).
This term is used to explain the Group’s relative performance between periods only. It is calculated as the difference between the movement in revenue (between periods) and volume (between periods). For instance, in the six months to June 2024 (compared to the same period in the prior year) the decline in Combustibles organic revenue (excluding translational foreign exchange movements) of
2.6%, with a decline in organic Combustibles volume of 6.9%, leads to an organic price mix of 4.3%. No assumptions underlie this metric as it utilises the Group’s own data.
We also show (see page 2) the impact on revenue from the movement in Combustibles volume (being the movement in volume between periods multiplied by the average Combustibles revenue per thousand from the prior period) and the impact from the Combustibles price/mix effect (see page 2), which is revenue (from Combustibles at constant rates) less the volume effect from the movement in
Combustibles.
Consumers of Smokeless products
The number of consumers of Smokeless products is defined as the estimated number of Legal Age (minimum 18 years) consumers of the Group’s Smokeless products - which does not necessarily mean these users are solus consumers of these products. In markets where regular consumer tracking is in place, this estimate is obtained from adult consumer tracking studies conducted by third parties
(including Kantar). In markets where regular consumer tracking is not in place, the number of consumers of Smokeless products is derived from volume sales of consumables and devices in such markets, using consumption patterns obtained from other similar markets with adult consumer tracking (utilising studies conducted by third parties, including Kantar). The number of consumers is adjusted for those identified (as part of the consumer tracking studies undertaken) as using more than one BAT Brand – referred to as
“poly users”.
The number of Smokeless products consumers is used by management to assess the number of consumers using the Group’s New
Categories products as the increase in Smokeless products is a key pillar of the Group’s ESG ambition and is integral to the sustainability of our business.
The Group’s management believes that this measure is useful to investors given the Group’s ESG ambition and alignment to the sustainability of the business with respect to the Smokeless portfolio.
During 2024, in line with standard practice, Kantar has made enhancements to their adult consumer tracking studies to more accurately capture market trends across categories. To ensure that the data is comparable between periods, Kantar have back-trended the data to prevent any trend break, with the revised historical data provided below:

Million consumers	2023	2022	2021
As previously reported	23.9	20.7	17.1
Back trended to reflect enhanced adult consumer tracking	25.0	22.3	17.7
Our products
The Group reports volumes as additional information. This is done, where appropriate, with cigarette sticks as the basis, with usage levels applied to other products to calculate the equivalent number of cigarette units. There is no conversion to a stick equivalent for vapour products.
The conversion rates that are applied:

Equivalent to one cigarette
Heated sticks	1 heat stick
Cigars	1 cigar (regardless of size)
Oral
– Pouch	1 pouch
– Moist Snuff	2.8 grams
– Dry Snuff	2.0 grams
– Loose leaf, plug, twist	7.1 grams
Pipe tobacco	0.8 grams
Roll-your-own	0.8 grams
Make-your-own
– Expanded tobacco	0.5 grams
– Optimised tobacco	0.7 grams
Roll-your-own (RYO)
Loose tobacco designed for hand rolling, normally a finer cut with higher moisture, compared to cigarette tobacco.
Make-your-own (MYO)
MYO expanded tobacco; also known as volume tobacco.
Loose cigarette tobacco with enhanced filling properties – to allow higher yields of cigarettes/kg - designed for use with cigarette tubes and filled via a tobacco tubing machine.
MYO non-expanded tobacco; also known as optimised tobacco.
Loose cigarette tobacco designed for use with cigarette tubes and filled via a tobacco tubing machine.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Information
Continued
Additional information
British American Tobacco is one of the world's leading consumer products businesses, with brands sold across the world. We have strategic Combustibles and HP brands – including Dunhill, Kent, Lucky Strike, Pall Mall, Rothmans, glo, Newport (in the U.S.), Camel (in
the U.S.) and Natural American Spirit (in the U.S.) – and over 200 brands in our portfolio, including a growing portfolio of reduced-risk products*†. We hold robust market positions in each of our regions and have leadership positions in more than 50 markets.
References in this document to information on websites, including the web address of BAT, have been included as inactive textual references only. These websites and the information contained therein or connected thereto are not intended to be incorporated into or to form part of this report.
*Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.
†Our products as sold in the US, including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.
Publication of Half-Year Report
This Half-Year Report is released or otherwise made available or notified to the London Stock Exchange, the JSE Limited and the New York
Stock Exchange and filed in accordance with applicable regulations. It may be viewed and downloaded from our website www.bat.com.
Copies of the announcement may also be obtained by contacting: (1) the Company’s registered office; (2) the Company’s representative office in South Africa; (3) British American Tobacco Publications; or (4) Citibank Shareholder Services. Contact details are set out on page 45.
Annual Report: Statutory accounts
The information contained within this report for the year ended 31 December 2023 does not constitute statutory accounts as defined in
Section 434 of the Companies Act 2006. A copy of the statutory accounts for the year 2023 has been delivered to the Registrar of
Companies. The auditor’s report on the 2023 accounts was unmodified, did not draw attention to any matters by way of emphasis and did not contain statements under Section 498(2) or (3) of the Companies Act 2006.
Shareholder Information
Financial calendar

Event
Pre-close Trading Update	December 2024
Preliminary Statement 2024	13 February 2025
Proposed dates for quarterly dividend payments for the year ending 31 December 2024

Event	Payment No. 1	Payment No. 2	Payment No. 3	Payment No. 4
Last Day to Trade (LDT) cum-dividend (JSE)	25 March	24 June	30 September	29 December
Shares commence trading ex-dividend (JSE)	26 March	25 June	1 October	30 December
Shares commence trading ex-dividend (LSE)	27 March	26 June	2 October	31 December
Shares commence trading ex-dividend (NYSE)	28 March	27 June	3 October	2 January 2026
Record date (JSE, LSE and NYSE)	28 March	27 June	3 October	2 January 2026
Payment date (LSE and JSE)	7 May	1 August	7 November	6 February 2026
ADS payment date (NYSE)	12 May	6 August	13 November	11 February 2026
Notes:
1.All dates are 2025, unless otherwise stated.
2.A complete timetable for the quarterly dividend payments for the year ending 31 December 2024 and the declared amount will be included in the Preliminary Results Announcement in
February 2025.
3.The dates set out above may be subject to any changes to public holidays arising and changes or revisions to the LSE, JSE and NYSE timetables. Any confirmed changes to the dates will be announced.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Information
Continued
Forward-looking statements and other matters
This announcement contains certain forward-looking statements, including "forward-looking" statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.
In particular, these forward-looking statements include, among other statements, statements regarding the Group's future financial performance, planned product launches and future regulatory developments and business objectives (including with respect to sustainability and other environmental, social and governance matters), as well as: (i) certain statements in the Chief Executive
Statement and in the Half-Year summary (both on page 1); (ii) certain statements in the Group Operating Review and Guidance (pages 2 to 5); (iii) certain statements in the Category Performance Review (pages 6 to 7); (iv) certain statements in the Regional Review section
(page 8); (v) certain statements in the Other Financial Information section (pages 11 and 13); (vi) certain statements in the Other
Information (including Dividends) section (pages 16 and 17); (vii) certain statements in the Notes to the Unaudited Interim Financial
Statements section (pages 35 to 37), including the Liquidity and Contingent liabilities and financial commitments sections; and (viii)
certain statements in the Other Information section (page 43).
These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may,"
"would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook," "target" and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the British American Tobacco Group (the “Group”)
operates.
All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this announcement are reasonable, but they may be affected by a wide range of variables that could cause actual results and performance to differ materially from those currently anticipated. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; the inability to develop, commercialise and deliver the Group’s New Categories strategy; the impact of supply chain disruptions; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; translational and transactional foreign exchange rate exposure; changes or differences in domestic or international economic or political conditions; the ability to maintain credit ratings and to fund the business under the current capital structure; the impact of serious injury, illness or death in the workplace; adverse decisions by domestic or international regulatory bodies; changes in the market position, businesses, financial condition, results of operations or prospects of the
Group; direct and indirect adverse impacts associated with Climate Change; direct and indirect adverse impacts associated with the move towards a Circular Economy; and Cyber Security caused by the heightened cyber-threat landscape, the increased digital interactions with consumers and changes to regulation.
A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Cautionary statement”, "Group
Principal Risks" and "Group Risk Factors" in the 2023 Annual Report and Accounts and Form 20-F of British American Tobacco p.l.c.
(BAT). Additional information concerning these and other factors can be found in BAT's filings with the U.S. Securities and Exchange
Commission (SEC), including the Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC's website, http://www.sec.gov and the BAT website, http://www.bat.com.
No statement in this announcement is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.
All financial statements and financial information provided by or with respect to the U.S. or Reynolds American are initially prepared on the basis of U.S. GAAP and constitute the primary financial statements or financial records of the U.S./Reynolds American. This financial information is then converted to International Financial Reporting Standards as issued by the IASB and as adopted for use in the UK
(IFRS) for the purpose of consolidation within the results of the Group. To the extent any such financial information provided in this announcement relates to the U.S. or Reynolds American it is provided as an explanation of, or supplement to, Reynolds American’s primary U.S. GAAP based financial statements and information.
Our Vapour product Vuse (including Alto, Solo, Ciro and Vibe), and certain products including Velo, Grizzly, Kodiak and Camel Snus, which are sold in the U.S., are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.
C Ferland
Secretary
24 July 2024

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Other Information
Continued
Corporate information
British American Tobacco p.l.c. is a public limited company which is listed on the London Stock Exchange, New York Stock Exchange and
the JSE Limited in South Africa. British American Tobacco p.l.c. is incorporated in England and Wales (No. 3407696) and domiciled in the
UK.
Registered office
Globe House, 4 Temple Place, London, WC2R 2PG, UK
tel: +44 20 7845 1000
Premium listing
London Stock Exchange (Share Code: BATS; ISIN: GB0002875804)
Computershare Investor Services PLC
The Pavilions, Bridgwater Road, Bristol BS99 6ZZ, UK
tel: 0800 408 0094; +44 370 889 3159
Your account: www.computershare.com/uk/investor/bri
Share dealing: www.computershare.com/dealing/uk
Web-based enquiries: www.investorcentre.co.uk/contactus
Secondary listing
JSE Limited (Share Code: BTI)
Shares are traded in electronic form only and transactions settled electronically through Strate.
Computershare Investor Services Proprietary Limited
Private Bag X9000, Saxonwold 2132, South Africa
tel: 0861 100 634; +27 11 870 8216
email enquiries: web.queries@computershare.co.za
Sponsor for the purpose of the JSE listing
Merrill Lynch South Africa (Pty) Ltd t/a BofA Securities
Representative office in South Africa
Waterway House South
No 3 Dock Road, V&A Waterfront, Cape Town 8000, South Africa
PO Box 631, Cape Town 8000, South Africa
tel: +27 21 003 6712
American Depositary Receipts (ADRs)
NYSE (Symbol: BTI; CUSIP Number: 110448107)
BAT’s shares are listed on the NYSE in the form of American Depositary Shares (ADSs) and these are evidenced by American Depositary
Receipts (ADRs), each one of which represents one ordinary share of British American Tobacco p.l.c. Citibank, N.A. is the depositary bank for the sponsored ADR programme.
Citibank Shareholder Services
PO Box 43077, Providence, Rhode Island 02940-3077, USA
tel: +1 888 985 2055 (toll-free) or +1 781 575 4555
email enquiries: citibank@shareholders-online.com
website: www.citi.com/dr
Publications
British American Tobacco Publications
Unit 80, London Industrial Park, Roding Road, London E6 6LS, UK
tel: +44 20 7511 7797
e-mail enquiries: bat@team365.co.uk
If you require publications and are located in South Africa, please contact the Company’s Representative office in South Africa using the contact details shown above.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Glossary and Definitions
The following is a summary of the key terms used within this report:

Term	Definition
AME	Americas (excluding U.S.) and Europe.
APMEA	Asia Pacific, Middle East and Africa.
British American Tobacco, BAT, Group, we, us and our
When the reference denotes an opinion, this refers to British American Tobacco p.l.c. and when the reference denotes business activity, this refers to British American Tobacco Group operating companies, either collectively or individually, as the case may be.

Carbon Dioxide equivalent emissions
Carbon Dioxide equivalent (CO2e) emissions include CO2, CH4 and N2O and are reported where we have operational control. We do not include data on other GHG emissions (HFCs, PFCs, SF6 and NF3) as they are estimated to be insignificant.

Cigarette
Factory-made cigarettes (FMC) and products that have similar characteristics and are manufactured in the same manner, but due to specific features may not be recognised as cigarettes for regulatory, duty or similar reasons.

Circular Economy	The circular economy is a model of production and consumption, which involves sharing, leasing, reusing, repairing, refurbishing and recycling existing materials and products as long as possible.
Combustibles	Cigarettes and OTP.
Constant Currency/ Constant rates
Presentation of results in the prior year’s exchange rate, removing the potentially distorting effect of translational foreign exchange on the
Group’s results. The Group does not adjust for normal transactional gains or losses in profit from operations which are generated by exchange rate movements.

Developed Markets	As defined by the World Economic Outlook as Advanced Economies and those within the European Union.
Double Materiality Assessment/Material topic
Although financial materiality has been considered in the development of our Double Materiality Assessment (“DMA”), our DMA/Material
topic and any related conclusions as to the materiality of sustainability or ESG matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities.

Emerging Markets	Those markets not defined as Developed Markets.
HP	Heated Products, including the devices, which include glo and our hybrid products, which are used to heat our consumables being the Tobacco Heated Products or Herbal Products for Heating.
Modern Oral	Includes Velo, Grizzly and Lundgrens and products that are characterised as nicotine replacement therapy (including oral pouches, gums, lozenges and sprays).
New Categories	Includes Vapour, HP and Modern Oral.
Organic
Performance presented excluding businesses sold or acquired that may significantly affect the users understanding of the Group's performance when compared across periods. Organic measures exclude the performance of such businesses in the current and comparator periods to ensure like-for-like assessment across all periods. In 2023, organic measures exclude the performance of Russia and
Belarus as those businesses (in aggregate) were deemed to be significant to the users' understanding of the financial performance. The exits referred to in respect of other markets, including in Africa, are not deemed significant for users understanding.

OTP	Other Tobacco Products, including make-your-own, roll-your-own, Pipe and Cigarillos.
Poly-usage/Poly-use
Refers to a transitional period for smokers towards complete switching to potentially reduced-risk products during which period such smokers reduce cigarette consumption and choose to consume one or more New Category products.

Reduced risk†	Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.
Smokeless	New Categories plus Traditional Oral.
Solus usage	Consumers using only one category of combustible or nicotine products.
THP	Tobacco Heated Products (i.e., the consumables that contain tobacco used by Heated Product devices).
Top Cigarettes markets
Being the Top markets for industry Cigarettes sales by revenue – the U.S., Japan, Bangladesh, Brazil, Germany, Pakistan, Mexico, and
Romania. These markets represent c. 65% of global industry Cigarettes revenue in 2023.

Top HP markets
Being the Top markets for industry HP revenue – Japan, South Korea, Italy, Germany, Greece, Hungary, Poland, Romania and the Czech
Republic. These markets represent c. 80% of Global industry HP revenue in 2023.

Top Modern Oral markets
Being the Top markets for industry Modern Oral sales by revenue – the U.S., Sweden, Norway, Denmark, Switzerland, Poland and the U.K.
These markets represent c. 90% of global industry Modern Oral revenue in 2023.

Top Vapour Markets
Being the Top markets for industry Vapour sales by revenue – the U.S., the UK, France, Germany, Canada, Poland and Spain. These markets represent c. 90% of global industry closed systems consumables revenue (being rechargeable closed systems and single-use products) in
2023.

Traditional Oral	Including Moist Snuff (including Granit, Mocca, Grizzly, Kodiak) and other traditional snus products (including Camel Snus and Lundgrens).
U.S.	United States of America.
Value share
Value share is the estimated retail value of units bought by consumers of a particular brand or combination of brands, as a proportion of the total estimated retail value of units bought by consumers in the industry, category or other sub-categorisation in discussion. Except when referencing particular markets, value share is based on our Top markets.

Vapour	Battery-powered devices (rechargeable or single-use) that heat liquid formulations – e-liquids – to create a vapour which is inhaled. Vapour products include Vuse.
Volume share
Offtake volume share, as independently measured by retail audit agencies and scanner sales to consumers, where possible or based on movements within the supply chain (such as sales to retailers) to generate an estimate of shipment share, based upon latest available data.
Except when referencing particular markets, volume share is based on our Top markets.

† Our products as sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Data Lake and Reconciliations
Reconciling volume to organic volume

Group Volume
Six months ended 30 June	2024		2023
	Reported	Organic growth %	Reported	Inorganic adjust's	Organic
New Categories:
Vapour (units mn)	290	-9.0%	319	—	319
HP (bn sticks)	9.9	-1.0%	12.1	(2.1)	10.0
Modern Oral (mn pouches)	3,522	+52.4%	2,348	(36)	2,312
Traditional Oral (bn sticks eq)	3	-6.6%	3	—	3
Cigarettes (bn sticks)	250.0	-6.8%	286.1	(17.6)	268.5
OTP (bn sticks)	6.4	-12.6%	7.3	—	7.3
Total Combustibles (bn sticks)	256.4	-6.9%	293.4	(17.6)	275.8
Memo: Cigarettes + HP (bn sticks)	259.9	-6.6%	298.2	(19.6)	278.5
Inorganic adjustments relate to certain businesses bought or sold, being the Group's operations in Russia and Belarus, that were sold in
2023.
Analysis of profit from operations and diluted earnings per share by segment

Six months ended 30 June	2024
	Reported	Adj Items[1]	Adjusted	Exchange	Adjusted at CC2
	£m	£m	£m	£m	£m
Profit from Operations
U.S.	1,775	1,278	3,053	82	3,135
AME	1,473	14	1,487	80	1,567
APMEA	1,010	14	1,024	83	1,107
Total Region	4,258	1,306	5,564	245	5,809
Net finance costs	(305)	(516)	(821)	(9)	(830)
Associates and joint ventures	1,647	(1,367)	280	12	292
Profit before tax	5,600	(577)	5,023	248	5,271
Taxation	(1,041)	(115)	(1,156)	(56)	(1,212)
Non-controlling interests	(67)	—	(67)	(4)	(71)
Coupons relating to hybrid bonds net of tax	(21)	—	(21)	—	(21)
Profit attributable to shareholders	4,471	(692)	3,779	188	3,967
Diluted number of shares (m)	2,232		2,232		2,232
Diluted earnings per share (pence)	200.3		169.3		177.7

Six months ended 30 June	2023
	Reported	Adj Items[1]	Adjusted	Inorganic Adjs	Adjusted Organic
	£m	£m	£m	£m	£m
Profit from Operations
U.S.	3,168	137	3,305	—	3,305
AME	1,767	(119)	1,648	(160)	1,488
APMEA	1,000	67	1,067	—	1,067
Total Region	5,935	85	6,020	(160)	5,860
Net finance costs	(921)	23	(898)	(15)	(913)
Associates and joint ventures	289	15	304	—	304
Profit before tax	5,303	123	5,426	(175)	5,251
Taxation	(1,268)	2	(1,266)	39	(1,227)
Non-controlling interests	(76)	—	(76)	—	(76)
Coupons relating to hybrid bonds net of tax	(22)	—	(22)	—	(22)
Profit attributable to shareholders	3,937	125	4,062	(136)	3,926
Diluted number of shares (m)	2,237		2,237		2,237
Diluted earnings per share (pence)	176.0		181.6		175.5
Notes to the analysis of profit from operations above:
1.Adjusting items represent certain items which the Group considers distinctive based upon their size, nature or incidence.
2.CC: constant currency – measures are calculated based on a re-translation, at the prior year’s exchange rates, of the current year’s results of the Group and, where applicable, its segments.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Data Lake and Reconciliations
Continued
Non-GAAP measures
To supplement the presentation of the Group’s results of operations and financial condition in accordance with IFRS, the Group also presents several non-GAAP measures used by management to monitor the Group’s performance. The Group’s management regularly reviews the measures used to assess and present the financial performance of the Group and, as relevant, its geographic segments.
Although the Group does not believe that these measures are a substitute for IFRS measures, the Group does believe such results excluding the impact of adjusting items provide additional useful information to investors regarding the underlying performance of the business on a comparable basis.
The principal non-GAAP measures which the Group uses are organic revenue, adjusted profit from operations, adjusted organic profit from operations, adjusted diluted earnings per share, adjusted organic diluted earnings per share, adjusted net finance costs and adjusted taxation, which are before the impact of adjusting items and, in certain instances, inorganic adjustments and are reconciled from revenue, profit from operations, net finance costs, taxation and diluted earnings per share. The Group also uses adjusted share of post-tax results of associates and joint ventures, and underlying tax rate. Adjusting items, as identified in accordance with the Group’s accounting policies, represent certain items of income and expense which the Group considers distinctive based on their size, nature or incidence. Inorganic adjustments refer to the results of businesses that have been acquired, are due to be sold, or where there is an enduring structural change in performance which would have a significant impact on the users' understanding of the Group’s performance between periods. These include significant items in revenue, profit from operations, net finance costs, taxation and the
Group’s share of the post-tax results of associates and joint ventures which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance. The adjusting items are used to calculate the non-GAAP measures of adjusted profit from operations, adjusted organic profit from operations, adjusted operating margin, adjusted organic operating margin, adjusted net finance costs, adjusted taxation, adjusted share of post-tax results of associates and joint ventures, underlying tax rate and adjusted diluted earnings per share. In addition, the Group also provides other non-GAAP measures of net debt which the Group uses to monitor its financial position. Additionally, the Group uses the non-GAAP measures of non controlling interest, coupons relating to hybrid bonds net of tax and profit attributable to shareholders.
The Group also supplements its presentation of revenue in accordance with IFRS by presenting the non-GAAP component breakdowns of revenues by product category (including revenue generated from Vapour, Tobacco Heating Products, Modern Oral, New Categories
as a whole, Combustibles and Traditional Oral), including by geographic segment (including revenue generated in the United States,
Americas and Europe and Asia-Pacific, Middle East and Africa), and including on an organic basis. The Group’s Management Board believes these measures, which are used internally, are useful to the users of the financial statements in helping them understand the underlying business performance of individual Group product categories, including by geographic segments. They are not presentations made in accordance with IFRS and should not be considered as an alternative to breakdowns of revenues determined in accordance with
IFRS. Breakdowns of revenues by product category are not necessarily comparable to similarly titled measures used by other companies.
As a result, readers should not consider these measures in isolation from, or as a substitute analysis for, the Group’s breakdowns of revenues as determined in accordance with IFRS.
The Management Board, as the chief operating decision maker, reviews a number of our IFRS and non-GAAP measures for the Group and its product categories and geographic segments (including on an organic basis) at constant rates of exchange. This allows comparison of the Group’s results, had they been translated at the previous year’s average rates of exchange. The Group does not adjust for the normal transactional gains and losses in profit from operations that are generated by exchange movements. Although the Group does not believe that these measures are a substitute for IFRS measures, the Group does believe that such results excluding the impact of currency fluctuations year-on-year provide additional useful information to investors regarding the operating performance on a local currency basis (see page 14).
The Group also presents net debt, a non-GAAP measure, on pages 13 and 54. The Group uses net debt to assess its financial capacity.
The Management Board believes that this additional measure, which is used internally, is useful to the users of the financial statements in helping them to see how business financing has changed over the year. Net debt has limitations as an analytical tool. It is not a presentation made in accordance with IFRS and should not be considered as an alternative to borrowings or total liabilities determined in accordance with IFRS. Net debt is not necessarily comparable to similarly titled measures used by other companies. As a result, readers should not consider this measure in isolation from, or as a substitute analysis for the Group’s measures of financial position as determined in accordance with IFRS.
Due to the secondary listing of the ordinary shares of British American Tobacco p.l.c. on the main board of the JSE in South Africa, the
Group is required to present headline earnings per share and diluted headline earnings per share, as alternative measures of earnings per share, calculated in accordance with Circular 1/2023 ‘Headline Earnings’ issued by the South African Institute of Chartered Accountants.
These are shown on page 34.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Data Lake and Reconciliations
Continued
Non-GAAP measures (continued)
The Group also presents the underlying tax rate, a non-GAAP measure, on page 12. The Group uses the underlying tax rate to assess the tax rate applicable to the Group’s underlying operations, excluding the Group’s share of post-tax results of associates and joint ventures in the Group’s pre-tax results and adjusting items. The Management Board believes that this additional measure, which is used internally, is useful to the users of the financial statements because it excludes the contribution from the Group’s associates, recognised after tax but within the Group’s pre-tax profits, and adjusting items, thereby enhancing users’ understanding of underlying business performance.
Underlying tax rate has limitations as an analytical tool. It is not a presentation made in accordance with IFRS and should not be considered as an alternative to the Group’s headline effective tax rate as determined in accordance with IFRS. Underlying tax rate is not necessarily comparable to similarly titled measures used by other companies. As a result, this measure should not be considered in isolation from, or as a substitute analysis for, the Group’s underlying tax rate as determined in accordance with IFRS.
Revenue and organic revenue, at constant rates of exchange
Definition: revenue before the impact of foreign exchange and inorganic adjustments.

Six months ended 30 June	2024	2023
	£m	£m
Revenue	12,340	13,441
Impact of translational foreign exchange	604
Revenue translated at 2023 exchange rates	12,944	13,441
Inorganic adjustments translated at 2023 exchange rates	—	(385)
Organic revenue translated at 2023 exchange rates	12,944	13,056
Revenue (and organic revenue) by Product Category, including New Categories, at constant rates of exchange
Definition: revenue derived from each of the main product categories, including New Categories, before the impact of foreign exchange and inorganic adjustments. These measures enable users of the financial statements to compare the Group’s business performance across and with reference to the Group’s investment activity.

Six months ended 30 June	2024			2023
Group Revenue	Reported	Impact of exchange	Revenue at CC	Reported	Inorganic Adjs	Organic revenue
	£m	£m	£m	£m		£m
New Categories	1,651	58	1,709	1,656	(66)	1,590
Vapour	869	20	889	866	—	866
HP	441	28	469	550	(62)	488
Modern Oral	341	10	351	240	(4)	236
Traditional Oral	555	14	569	571	—	571
Smokeless	2,206	72	2,278	2,227	(66)	2,161
Combustibles	9,856	513	10,369	10,967	(317)	10,650
Other	278	19	297	247	(2)	245
Total Revenue	12,340	604	12,944	13,441	(385)	13,056

Six months ended 30 June	2024			2023
U.S. Revenue	Reported	Impact of exchange	Revenue at CC	Reported	Inorganic Adjs	Organic revenue
	£m	£m	£m	£m		£m
New Categories	529	13	542	530	—	530
Vapour	507	13	520	520	—	520
HP	—	—	—	—	—	—
Modern Oral	22	—	22	10	—	10
Traditional Oral	537	13	550	553	—	553
Smokeless	1,066	26	1,092	1,083	—	1,083
Combustibles	4,281	109	4,390	4,800	—	4,800
Other	31	1	32	27	—	27
Total Revenue	5,378	136	5,514	5,910	—	5,910

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Data Lake and Reconciliations
Continued
Non-GAAP measures (continued)

Six months ended 30 June	2024			2023
AME Revenue	Reported	Impact of exchange	Revenue at CC	Reported	Inorganic Adjs	Organic revenue
	£m	£m	£m	£m		£m
New Categories	839	16	855	804	(66)	738
Vapour	301	4	305	303	—	303
HP	235	4	239	285	(62)	223
Modern Oral	303	8	311	216	(4)	212
Traditional Oral	18	1	19	18	—	18
Smokeless	857	17	874	822	(66)	756
Combustibles	3,334	184	3,518	3,734	(317)	3,417
Other	185	3	188	174	(2)	172
Total Revenue	4,376	204	4,580	4,730	(385)	4,345

Six months ended 30 June	2024			2023
APMEA Revenue	Reported	Impact of exchange	Revenue at CC	Reported	Inorganic Adjs	Organic revenue
	£m	£m	£m	£m		£m
New Categories	283	29	312	322	—	322
Vapour	61	3	64	43	—	43
HP	206	24	230	265	—	265
Modern Oral	16	2	18	14	—	14
Traditional Oral	—	—	—	—	—	—
Smokeless	283	29	312	322	—	322
Combustibles	2,241	220	2,461	2,433	—	2,433
Other	62	15	77	46	—	46
Total Revenue	2,586	264	2,850	2,801	—	2,801
Adjusted profit from operations, adjusted profit from operations at constant rates of exchange, adjusted organic profit from operations at constant rates of exchange; adjusted operating margin and adjusted organic operating margin
Definition: profit from operations before the impact of adjusting items (described on pages 27 to 29), inorganic adjustments and translational foreign exchange; and adjusted profit from operations as a percentage of revenue and adjusted organic profit from operations as a percentage of organic revenue, at constant rates of exchange.

Six months ended 30 June	2024	2023
	£m	£m
Profit from operations	4,258	5,935
Add:
Restructuring and integration costs	—	(2)
Amortisation and impairment of trademarks and similar intangibles	1,295	108
Charges in connection with disposal of an associate	6	—
Charges in connection with planned disposal of subsidiaries	—	17
Charges in connection with disposal of subsidiaries	—	(1)
Credit in respect of settlement of historical litigation in relation to the Fox River	(132)	—
Credit in respect of calculation of excise on social contributions in Brazil	—	(147)
Credit in respect of recovery of VAT on social contributions in Brazil	—	(13)
Charges in respect of DOJ and OFAC investigation	4	66
Other adjusting items (including Engle)	133	57
Adjusted profit from operations	5,564	6,020
Impact of translational foreign exchange on adjusted profit from operations	245
Adjusted profit from operations translated at 2023 exchange rates	5,809	6,020
Inorganic adjustments translated at 2023 exchange rates	—	(160)
Adjusted organic profit from operations translated at 2023 exchange rates	5,809	5,860

Operating Margin (Profit from operations as % of revenue)	34.5%	44.2%
Adjusted Operating Margin (Adjusted profit from operations as % of revenue)	45.1%	44.8%
Adjusted Organic Operating Margin (Adjusted organic PFO as % of organic revenue)	45.1%	44.9%
Note: Adjusted organic operating margin at constant rates of exchange was 44.9%, based upon adjusted organic profit from operations at 2023 rates of £5,809 million as a proportion of revenue (at 2023 rates) of £12,944 million.

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Data Lake and Reconciliations
Continued
Non-GAAP measures (continued)
Adjusted net finance costs and adjusted net finance costs, at constant rates of exchange
Definition: net finance costs before the impact of adjusting items (described on page 11) and translational foreign exchange.

Six months ended 30 June	2024	2023
	£m	£m
Finance costs	(424)	(1,006)
Finance income	119	85
Net finance costs	(305)	(921)
Less: Adjusting items in net finance costs	(516)	23
Adjusted net finance costs	(821)	(898)
Comprising:
Interest payable	(901)	(903)
Interest and dividend income	119	85
Fair value changes – derivatives	(49)	(496)
Exchange differences	10	416
Adjusted net finance costs	(821)	(898)
Impact of translational foreign exchange	(9)
Adjusted net finance costs translated at 2023 exchange rates	(830)	(898)
Adjusted share of post-tax results of associates and joint ventures and adjusted share of post-tax results of associates and joint ventures, at constant rates of exchange
Definition: share of post-tax results of associates and joint ventures before the impact of adjusting items (described on page 11) and translational foreign exchange.

Six months ended 30 June	2024	2023
	£m	£m
Group’s share of post-tax results of associates and joint ventures	1,647	289
Issue of shares and changes in shareholding	(6)	(16)
Other exceptional items in ITC	—	(2)
Gain on partial divestment of shares held in ITC	(1,361)	—
Impairment in relation to Organigram (net of tax)	—	33
Adjusted Group’s share of post-tax results of associates and joint ventures	280	304
Impact of translational foreign exchange	12
Adjusted Group’s share of post-tax results of associates and joint ventures translated at 2023 exchange rates	292	304

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Data Lake and Reconciliations
Continued
Non-GAAP measures (continued)
Adjusted taxation
Definition: Taxation before the impact of adjusting items (described on page 29).

Six months ended 30 June	2024	2023
	£m	£m
UK
– current year tax	83	15
– adjustment in respect of prior periods	—	—
Overseas
– current year tax	1,208	1,443
– adjustment in respect of prior periods	194	(87)
Current tax	1,485	1,371
Pillar 2 income tax	46	—
Total current tax	1,531	1,371
Deferred tax	(490)	(103)
Taxation on ordinary activities	1,041	1,268
Adjusting items in taxation	(36)	(10)
Taxation on adjusting items	151	8
Adjusted taxation	1,156	1,266
Underlying tax rate and underlying tax rate, at constant rates of exchange
Definition: tax rate incurred before the impact of adjusting items (described on pages 27 to 29) and translational foreign exchange and to adjust for the inclusion of the Group’s share of post-tax results of associates and joint ventures within the Group’s pre-tax results.

Six months ended 30 June	2024	2023
	£m	£m
Profit before taxation (PBT)	5,600	5,303
Less:
Share of post-tax results of associates and joint ventures	(1,647)	(289)
Adjusting items within profit from operations	1,306	85
Adjusting items within finance costs	(516)	23
Adjusted PBT, excluding associates and joint ventures	4,743	5,122
Impact of translational foreign exchange	236
Adjusted PBT, excluding associates and joint ventures translated at 2023 exchange rates	4,979	5,122

Taxation on ordinary activities	(1,041)	(1,268)
Adjusting items within taxation and taxation on adjusting items	(115)	2
Adjusted taxation	(1,156)	(1,266)
Impact of translational foreign exchange on adjusted taxation	(56)
Adjusted taxation translated at 2023 exchange rates	(1,212)	(1,266)
Effective tax rate	18.6%	23.9%
Underlying tax rate	24.4%	24.7%
Underlying tax rate (constant rates)	24.3%

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Data Lake and Reconciliations
Continued
Non-GAAP measures (continued)
Adjusted diluted earnings per share, at current and constant rates of exchange and adjusted organic diluted earnings per share, at constant rates of exchange
Definition: diluted earnings per share before the impact of adjusting items and inorganic adjustments, presented at the prior year’s rate of exchange.

Six months ended 30 June	2024	2023
	pence	pence
Diluted earnings per share	200.3	176.0
Effect of amortisation and impairment of goodwill, trademarks and similar intangibles	44.5	3.6
Effect of settlement of historical litigation in relation to the Fox River	(5.0)	—
Net effect of Excise and VAT cases	—	(5.3)
Effect in operating profit of partial disposal of an associate	0.3	—
Effect of charges in respect of DOJ and OFAC investigations	0.2	3.0
Effect of planned disposal of subsidiaries	—	0.7
Effect of other adjusting items in operating profit	4.6	1.9
Effect of adjusting items in net finance costs	(17.4)	0.6
Effect of gains related to the partial divestment of shares held in ITC	(61.1)	—
Tax associated with the partial divestment of shares held in ITC	1.6	—
Effect of associates’ adjusting items	(0.3)	0.7
Effect of adjusting items in respect of deferred taxation	(5.9)	0.4
Adjusting items in tax	7.5	—
Adjusted diluted earnings per share	169.3	181.6
Impact of translational foreign exchange	8.4
Adjusted diluted earnings per share, at constant exchange rates	177.7	181.6
Inorganic adjustments		(6.1)
Adjusted organic diluted earnings per share, at constant exchange rates	177.7	175.5

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Data Lake and Reconciliations
Continued
Non-GAAP measures (continued)
Net debt
Definition: total borrowings, including related derivatives, less cash and cash equivalents and current investments held at fair value.

Six months ended 30 June	2024	2023
	£m	£m
Opening net debt	(34,640)	(39,281)
Free cash flow (after dividends paid to shareholders)	(476)	(153)
Other cash payments	(103)	(276)
Net proceeds from partial divestment of shares held in ITC	1,577	—
Purchase of own shares	(366)	—
Other non-cash movements	619	(104)
Transferred to held-for-sale	—	(4)
Impact of foreign exchange	(269)	1,473
Closing net debt	(33,658)	(38,345)

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

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BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations

Data Lake and Reconciliations
Continued
Summary of volume and revenue by category by region

Volume (unit)
Six months ended 30 June	U.S.		AME		APMEA		Group
	2024	% change	2024	% change	2024	% change	2024	% change
New Categories
Vapour (units mn)	142	-8.1%	122	-16.3%	26	+40.0%	290	-9.0%
HP (sticks bn)	—	—%	4.2	-31.8%	5.7	-3.1%	9.9	-17.8%
Modern Oral (pouches mn)	365	+226%	2,656	+43.0%	501	+32.6%	3,522	+50.0%
Traditional Oral (stick eq bn)	2.7	-6.4%	0.4	-7.9%	—	—%	3.1	-6.6%

Cigarettes (sticks bn)	22	-13.7%	115	-15.1%	113	-9.5%	250	-12.5%
OTP (stick eq bn)	—	-12.9%	5	-12.5%	1	-13.6%	6	-12.6%
Total Combustibles	22	-13.7%	120	-14.9%	114	-9.5%	256	-12.5%
Memo: Cigarettes and HP (sticks bn)	22	-13.7%	119	-15.8%	119	-9.2%	260	-12.7%

Revenue - reported at current rates (£m)
Six months ended 30 June	U.S.		AME		APMEA		Group
	2024	% change	2024	% change	2024	% change	2024	% change
New Categories	529	-0.3%	839	+4.4%	283	-12.2%	1,651	-0.4%
Vapour	507	-2.6%	301	-0.5%	61	+41.1%	869	+0.3%
HP	—	—%	235	-17.5%	206	-22.4%	441	-19.9%
Modern Oral	22	+117%	303	+40.1%	16	+15.6%	341	+41.9%
Traditional Oral	537	-2.9%	18	+0.7%	—	—%	555	-2.7%
Total Smokeless	1,066	-1.6%	857	+4.3%	283	-12.2%	2,206	-1.0%
Total Combustibles	4,281	-10.8%	3,334	-10.7%	2,241	-7.9%	9,856	-10.1%
Other	31	+14.2%	185	+6.3%	62	+37.0%	278	+12.8%
Total	5,378	-9.0%	4,376	-7.5%	2,586	-7.7%	12,340	-8.2%

Organic revenue - adjusted at constant rates (£m)
Six months ended 30 June	U.S.		AME		APMEA		Group
	2024	% change	2024	% change	2024	% change	2024	% change
New Categories	542	+2.2%	855	+15.8%	312	-3.3%	1,709	+7.4%
Vapour	520	-0.1%	305	+0.7%	64	+48.4%	889	+2.6%
HP	—	—%	239	+6.8%	230	-13.1%	469	-4.0%
Modern Oral	22	+122%	311	+47.0%	18	+23.6%	351	+48.7%
Traditional Oral	550	-0.4%	19	+3.7%	—	—%	569	-0.3%
Total Smokeless	1,092	+0.9%	874	+15.5%	312	-3.3%	2,278	+5.4%
Total Combustibles	4,390	-8.5%	3,518	+3.0%	2,461	+1.2%	10,369	-2.6%
Other	32	+17.8%	188	+9.9%	77	+70.1%	297	+21.9%
Total	5,514	-6.7%	4,580	+5.4%	2,850	+1.8%	12,944	-0.8%

BAT Interim Announcement 2024	Summary	Performance Review	Financial Statements	Other Information	Data Lake and Reconciliations